Dodge Cox Stock Fund (145)

Portfolio Holdings as of June 30, 2008

The following portfolio data for the Dodge & Cox Stock Fund is made available to the public under our Policy Regarding Disclosure of Portfolio Holdings and is “as of” the date indicated.

Asset Name	Country	Shares/Par Value	Market Value	Coupon Rate	Maturity Date
COMMON STOCKS
AEGON NV	Netherlands	27,820,378	364,725,155
American International Group, Inc.	United States	50,778,487	1,343,598,766
Amgen, Inc.	United States	21,506,600	1,014,251,256
Baker Hughes, Inc.	United States	9,746,294	851,241,318
BMC Software, Inc.	United States	8,632,515	310,770,540
Boston Scientific Corp.	United States	43,739,300	537,555,997
Cadence Design Systems, Inc.	United States	14,604,200	147,502,420
Capital One Financial Corp.	United States	26,304,011	999,815,458
Cardinal Health, Inc.	United States	22,659,850	1,168,795,063
CarMax, Inc.	United States	7,801,300	110,700,447
Cemex SAB de CV ADR	Mexico	11,532,572	284,854,528
Chevron Corp.	United States	10,412,317	1,032,172,984
Citigroup, Inc.	United States	47,108,800	789,543,488
Citrix Systems, Inc.	United States	8,023,622	235,974,723
Comcast Corp., Class A	United States	125,757,632	2,385,622,279
Computer Sciences Corp.	United States	14,655,230	686,450,973
Compuware Corp.	United States	22,073,112	210,577,489
ConocoPhillips	United States	5,155,050	486,585,170
Covidien, Ltd.	United States	12,157,450	582,220,281
Credit Suisse Group AG ADR	Switzerland	4,900,400	222,037,124
DISH Network Corp., Class A	United States	7,145,670	209,225,218
Domtar Corp.	United States	16,402,600	89,394,170
Dow Chemical Co.	United States	31,460,445	1,098,284,135
EBay, Inc.	United States	21,763,800	594,804,654
Fannie Mae	United States	39,482,595	770,305,428
FedEx Corp.	United States	12,047,400	949,214,646
Ford Motor Co.	United States	79,288,699	381,378,642
General Electric Co.	United States	35,181,600	938,996,904
General Motors Corp.	United States	28,957,700	333,013,550
Genuine Parts Co.	United States	5,121,488	203,220,644
Genworth Financial, Inc., Class A	United States	7,898,300	140,668,723
GlaxoSmithKline PLC ADR	United Kingdom	32,038,300	1,416,733,626
Health Management Associates, Inc.	United States	15,315,300	99,702,603
Hewlett-Packard Co.	United States	53,593,008	2,369,346,884
Hitachi, Ltd. ADR	Japan	10,344,400	741,486,592
Home Depot, Inc.	United States	26,216,700	613,995,114
HSBC Holdings PLC ADR	United Kingdom	5,491,050	421,163,535
Interpublic Group of Companies, Inc.	United States	23,823,000	204,877,800
Koninklijke Philips Electronics NV	Netherlands	4,156,900	140,503,220
Kyocera Corp. ADR	Japan	3,530,500	332,043,525
Legg Mason, Inc.	United States	4,354,000	189,703,780
Liberty Capital, Series A	United States	511,710	7,368,624
Liberty Entertainment, Series A	United States	4,046,840	98,054,933
Liberty Global, Inc., Series A	United States	962,707	30,257,881
Liberty Global, Inc., Series C	United States	1,569,640	47,654,270
Liberty Interactive, Series A	United States	21,698,975	320,276,871
Loews Corp.	United States	4,210,100	197,453,690
Macy’s, Inc.	United States	12,580,170	244,306,901
Masco Corp.	United States	8,599,400	135,268,562
Matsushita Electric Industrial Co., Ltd. ADR	Japan	54,991,247	1,177,912,511
Maxim Integrated Products, Inc.	United States	19,200,000	406,080,000
Molex, Inc.	United States	2,300,000	56,143,000
Molex, Inc., Class A	United States	8,684,630	198,964,873
Motorola, Inc.	United States	151,977,011	1,115,511,261

Dodge Cox Stock Fund (145)

Portfolio Holdings as of June 30, 2008

Asset Name	Country	Shares/Par Value	Market Value	Coupon Rate	Maturity Date
News Corp., Class A	United States	92,644,426	1,393,372,167
Novartis AG ADR	Switzerland	29,584,700	1,628,341,888
Occidental Petroleum Corp.	United States	10,103,400	907,891,524
Pfizer, Inc.	United States	60,194,204	1,051,592,744
Pitney Bowes, Inc.	United States	4,539,950	154,812,295
Rohm and Haas Co.	United States	5,889,400	273,503,736
Royal Dutch Shell PLC ADR	United Kingdom	7,317,864	586,234,085
Sanofi-Aventis ADR	France	42,719,900	1,419,582,277
Schlumberger, Ltd.	United States	8,560,512	919,655,804
SLM Corp.	United States	27,366,682	529,545,297
Sony Corp. ADR	Japan	33,229,550	1,453,460,517
Sprint Nextel Corp.	United States	101,632,739	965,511,021
Sun Microsystems, Inc.	United States	4,554,138	49,549,021
Synopsys, Inc.	United States	2,739,279	65,496,161
The Sherwin-Williams Co.	United States	5,600,300	257,221,779
The Travelers Companies, Inc.	United States	12,499,409	542,474,351
Thomson ADR	France	5,988,000	30,778,320
Time Warner, Inc.	United States	101,407,500	1,500,831,000
Tyco Electronics, Ltd.	United States	11,587,250	415,055,295
Tyco International, Ltd.	United States	9,822,350	393,286,894
UnitedHealth Group, Inc.	United States	18,436,400	483,955,500
Vulcan Materials Co.	United States	2,122,700	126,895,006
Wachovia Corp.	United States	107,365,622	1,667,388,110
Walgreen Co.	United States	6,014,375	195,527,331
Wal-Mart Stores, Inc.	United States	26,425,362	1,485,105,345
WellPoint, Inc.	United States	24,393,843	1,162,610,557
Wells Fargo & Co.	United States	28,940,000	687,325,000
Wyeth	United States	14,850,500	712,229,980
Xerox Corp.	United States	46,618,000	632,140,080
CASH EQUIVALENTS
Fixed Income Clearing Corporation Repurchase Agreement	United States	588,296,000	588,296,000	2.2	7/1/2008
SSgA Prime Money Market Fund	United States	52,425,717	52,425,717

Important Legal Information

•   Portfolio holdings are subject to change without notice and may not represent current or future portfolio composition. The portfolio data is “as of” the date indicated and we disclaim any responsibility to update the information.

•   Unlike the Fund’s regulatory filings, the portfolio data and its presentation in this document are not required to conform to Generally Accepted Accounting Principles (GAAP) and Securities and Exchange Commission (SEC) presentation requirements. Therefore, it differs from that provided in the complete portfolio of investments in the annual and semiannual report to shareholders filed with the SEC on Form N-CSR, and the complete portfolio of investments filed after the first and third quarter on Form N-Q.

•   The portfolio data is for information only. It does not constitute a recommendation or an offer for a particular security or fund, nor should it be taken as a solicitation or a recommendation to buy or sell securities or other investments.

•   Investors should carefully consider a Fund’s investment goals, risks, charges and expenses before investing. To obtain a prospectus, which contains this and other information, call us at 1-800-621-3979 or visit our website at dodgeandcox.com.

Please read the prospectus carefully before investing.

Copyright© 1998-2008. Dodge & Cox®. All rights reserved.

Dodge Cox Balanced Fund (146)

Portfolio Holdings as of June 30, 2008

The following portfolio data for the Dodge & Cox Balanced Fund is made available to the public under our Policy Regarding Disclosure of Portfolio Holdings and is “as of” the date indicated.

Asset Name	Country	Shares/Par Value	Market Value	Coupon Rate	Maturity Date
COMMON STOCKS
AEGON NV	Netherlands	8,650,758	113,411,437
American International Group, Inc.	United States	15,657,600	414,300,096
Amgen, Inc.	United States	6,570,000	309,841,200
Baker Hughes, Inc.	United States	2,873,760	250,994,199
BMC Software, Inc.	United States	2,451,000	88,236,000
Boston Scientific Corp.	United States	13,673,800	168,051,002
Cadence Design Systems, Inc.	United States	5,464,400	55,190,440
Capital One Financial Corp.	United States	8,550,159	324,991,544
Cardinal Health, Inc.	United States	6,591,400	339,984,412
CarMax, Inc.	United States	3,300,000	46,827,000
Cemex SAB de CV ADR	Mexico	3,762,592	92,936,022
Chevron Corp.	United States	3,212,002	318,405,758
Citigroup, Inc.	United States	14,121,500	236,676,340
Citrix Systems, Inc.	United States	2,442,010	71,819,514
Comcast Corp., Class A	United States	38,314,674	726,829,366
Computer Sciences Corp.	United States	4,543,548	212,819,788
Compuware Corp.	United States	6,945,688	66,261,864
ConocoPhillips	United States	1,577,900	148,937,981
Covidien, Ltd.	United States	3,716,400	177,978,396
Credit Suisse Group AG ADR	Switzerland	1,500,000	67,965,000
DISH Network Corp., Class A	United States	2,005,365	58,717,087
Domtar Corp.	United States	6,600,000	35,970,000
Dow Chemical Co.	United States	9,657,959	337,159,349
EBay, Inc.	United States	7,067,600	193,157,508
Fannie Mae	United States	12,180,650	237,644,482
FedEx Corp.	United States	3,890,250	306,512,798
Ford Motor Co.	United States	25,126,682	120,859,340
General Electric Co.	United States	10,862,700	289,925,463
General Motors Corp.	United States	8,730,000	100,395,000
Genuine Parts Co.	United States	1,767,162	70,120,988
Genworth Financial, Inc., Class A	United States	2,448,000	43,598,880
GlaxoSmithKline PLC ADR	United Kingdom	9,948,100	439,904,982
Health Management Associates, Inc.	United States	3,900,000	25,389,000
Hewlett-Packard Co.	United States	16,405,331	725,279,684
Hitachi, Ltd. ADR	Japan	2,590,000	185,651,200
Home Depot, Inc.	United States	7,300,000	170,966,000
HSBC Holdings PLC ADR	United Kingdom	1,749,700	134,201,990
Interpublic Group of Companies, Inc.	United States	7,317,000	62,926,200
Koninklijke Philips Electronics NV	Netherlands	1,400,000	47,320,000
Kyocera Corp. ADR	Japan	1,056,000	99,316,800
Legg Mason, Inc.	United States	1,350,000	58,819,500
Liberty Capital, Series A	United States	533,129	7,677,058
Liberty Entertainment, Series A	United States	2,132,516	51,670,863
Liberty Global, Inc., Series A	United States	264,221	8,304,466
Liberty Global, Inc., Series C	United States	391,068	11,872,824
Liberty Interactive, Series A	United States	6,567,300	96,933,348
Loews Corp.	United States	1,383,108	64,867,765
Macy’s, Inc.	United States	4,343,272	84,346,342
Masco Corp.	United States	2,507,600	39,444,548
Matsushita Electric Industrial Co., Ltd. ADR	Japan	16,562,528	354,769,350
Maxim Integrated Products, Inc.	United States	5,700,000	120,555,000
Molex, Inc.	United States	600,000	14,646,000
Molex, Inc., Class A	United States	2,519,728	57,726,968

Dodge Cox Balanced Fund (146)

Portfolio Holdings as of June 30, 2008

Asset Name	Country	Shares/Par Value	Market Value	Coupon Rate	Maturity Date
Motorola, Inc.	United States	46,997,800	344,963,852
News Corp., Class A	United States	28,477,700	428,304,608
Novartis AG ADR	Switzerland	8,516,000	468,720,640
Occidental Petroleum Corp.	United States	3,216,800	289,061,648
Pfizer, Inc.	United States	18,788,867	328,241,506
Pitney Bowes, Inc.	United States	1,422,650	48,512,365
Rohm and Haas Co.	United States	1,990,700	92,448,108
Royal Dutch Shell PLC ADR	United Kingdom	2,550,127	204,290,674
Sanofi-Aventis ADR	France	13,212,400	439,048,052
Schlumberger, Ltd.	United States	2,598,221	279,126,882
SLM Corp.	United States	8,493,700	164,353,095
Sony Corp. ADR	Japan	9,861,700	431,350,758
Sprint Nextel Corp.	United States	32,560,800	309,327,600
Sun Microsystems, Inc.	United States	1,856,575	20,199,536
Synopsys, Inc.	United States	1,266,606	30,284,549
The Sherwin-Williams Co.	United States	1,730,000	79,458,900
The Travelers Companies, Inc.	United States	3,739,169	162,279,935
Thomson ADR	France	1,900,000	9,766,000
Time Warner, Inc.	United States	31,084,600	460,052,080
Tyco Electronics, Ltd.	United States	3,596,700	128,833,794
Tyco International, Ltd.	United States	2,771,400	110,966,856
UnitedHealth Group, Inc.	United States	5,748,800	150,906,000
Vulcan Materials Co.	United States	700,000	41,846,000
Wachovia Corp.	United States	32,810,661	509,549,565
Walgreen Co.	United States	1,829,399	59,473,761
Wal-Mart Stores, Inc.	United States	8,260,600	464,245,720
WellPoint, Inc.	United States	7,648,000	364,503,680
Wells Fargo & Co.	United States	8,950,200	212,567,250
Wyeth	United States	4,321,800	207,273,528
Xerox Corp.	United States	15,316,850	207,696,486
FIXED-INCOME SECURITIES
Arkansas Dev. Fin. Auth. GNMA Guaranteed Bonds	United States	2,365,001	2,536,795	9.750	11/15/2014
AT&T, Inc.	United States	5,130,000	5,889,255	8.000	11/15/2031
Bank of America Corp.	United States	50,000,000	45,897,450	5.300	3/15/2017
Bank of America Corp.	United States	10,000,000	8,142,740	5.625	3/8/2035
Bank of America Corp.	United States	41,040,000	37,832,273	6.625	5/23/2036
Bank of America Corp.	United States	17,355,000	17,574,106	8.000	12/15/2026
Boston Properties, Inc.	United States	2,890,000	2,658,315	5.000	6/1/2015
Boston Properties, Inc.	United States	29,500,000	28,152,914	5.625	4/15/2015
Boston Properties, Inc.	United States	42,070,000	42,532,266	6.250	1/15/2013
Boston Scientific Corp.	United States	24,085,000	22,218,413	5.450	6/15/2014
Boston Scientific Corp.	United States	1,075,000	1,005,125	6.250	11/15/2015
Boston Scientific Corp.	United States	21,905,000	20,590,700	6.400	6/15/2016
Burlington Northern Santa Fe Corp.	United States	7,320,000	6,928,600	4.300	7/1/2013
Burlington Northern Santa Fe Corp.	United States	12,494,443	11,610,489	4.967	4/1/2023
Burlington Northern Santa Fe Corp.	United States	17,629,321	17,215,953	5.342	4/1/2024
Burlington Northern Santa Fe Corp.	United States	27,313,120	27,215,047	5.629	4/1/2024
Burlington Northern Santa Fe Corp.	United States	23,751,797	23,371,604	5.720	1/15/2024
Burlington Northern Santa Fe Corp.	United States	23,750,283	23,662,514	5.996	4/1/2024
Burlington Northern Santa Fe Corp.	United States	1,318,528	1,464,226	8.251	1/15/2021
Capital One Financial Corp.	United States	70,630,000	70,357,160	6.750	9/15/2017
CIGNA Corp.	United States	5,500,000	4,844,796	6.150	11/15/2036
CIGNA Corp.	United States	9,745,000	10,066,607	7.650	3/1/2023
CIGNA Corp.	United States	12,970,000	13,403,861	7.875	5/15/2027
CIGNA Corp.	United States	9,050,000	9,835,214	8.300	1/15/2033
Citigroup, Inc.	United States	35,000,000	33,589,605	6.125	11/21/2017
Comcast Corp.	United States	63,050,000	61,117,076	5.300	1/15/2014
Comcast Corp.	United States	26,500,000	25,943,553	5.850	11/15/2015

Dodge Cox Balanced Fund (146)

Portfolio Holdings as of June 30, 2008

Asset Name	Country	Shares/Par Value	Market Value	Coupon Rate	Maturity Date
Comcast Corp.	United States	3,180,000	3,107,140	5.900	3/15/2016
Comcast Corp.	United States	26,714,000	26,872,788	6.500	1/15/2017
Covidien, Ltd.	United States	9,710,000	9,827,423	6.000	10/15/2017
Cox Communications, Inc.	United States	75,530,000	72,581,762	5.450	12/15/2014
Cox Communications, Inc.	United States	15,265,000	14,713,155	5.500	10/1/2015
Cox Communications, Inc.	United States	25,145,000	24,247,449	5.875	12/1/2016
CSX Corp.	United States	5,351,000	6,442,465	9.750	6/15/2020
Dept. of Veterans Affairs	United States	1,139,519	1,212,404	7.207	2/15/2025
Dept. of Veterans Affairs	United States	518,651	567,097	8.793	6/15/2025
Dillard’s, Inc.	United States	15,490,000	10,533,200	7.000	12/1/2028
Dillard’s, Inc.	United States	10,831,000	8,299,254	7.130	8/1/2018
Dillard’s, Inc.	United States	50,000	35,375	7.750	7/15/2026
Dillard’s, Inc.	United States	550,000	389,125	7.750	5/15/2027
Dillard’s, Inc.	United States	14,000,000	13,020,000	7.850	10/1/2012
Dillard’s, Inc.	United States	8,860,000	6,290,600	7.875	1/1/2023
Dow Chemical Co.	United States	33,950,000	33,741,717	4.027	9/30/2009
Dow Chemical Co.	United States	20,170,000	21,392,403	7.375	11/1/2029
Fannie Mae	United States	46,484,926	46,673,132	3.841	6/1/2034
Fannie Mae	United States	26,922,490	27,180,813	4.427	7/1/2033
Fannie Mae	United States	15,439,871	15,531,988	4.662	9/1/2034
Fannie Mae	United States	9,500,147	9,637,839	4.749	1/1/2035
Fannie Mae	United States	17,587,986	17,733,710	4.755	3/1/2035
Fannie Mae	United States	15,269,148	15,437,584	4.758	12/1/2034
Fannie Mae	United States	9,908,243	10,034,586	4.835	8/1/2035
Fannie Mae	United States	120,238,821	121,142,237	5.029	7/1/2035
Fannie Mae	United States	43,227,844	43,571,385	5.058	7/1/2035
Fannie Mae	United States	51,367,024	52,088,393	5.297	1/1/2036
Fannie Mae	United States	13,740,243	13,976,260	5.500	4/1/2018
Fannie Mae	United States	15,525,002	15,791,676	5.500	6/1/2018
Fannie Mae	United States	36,171,793	36,593,421	5.500	1/1/2021
Fannie Mae	United States	14,726,246	14,727,285	5.500	1/1/2023
Fannie Mae	United States	47,006,974	47,851,194	5.555	5/1/2036
Fannie Mae	United States	3,809,544	3,899,241	6.000	1/1/2012
Fannie Mae	United States	3,873,441	3,964,897	6.000	3/1/2012
Fannie Mae	United States	3,725,530	3,813,739	6.000	3/1/2012
Fannie Mae	United States	2,995,582	3,066,509	6.000	4/1/2012
Fannie Mae	United States	19,933,322	20,498,515	6.000	12/1/2013
Fannie Mae	United States	3,043,772	3,133,564	6.000	3/1/2014
Fannie Mae	United States	4,174,671	4,269,697	6.000	10/1/2014
Fannie Mae	United States	5,760,288	5,930,217	6.000	11/1/2014
Fannie Mae	United States	2,128,278	2,191,062	6.000	1/1/2016
Fannie Mae	United States	2,553,166	2,628,484	6.000	3/1/2016
Fannie Mae	United States	16,728,085	17,202,396	6.000	3/1/2016
Fannie Mae	United States	3,853,935	3,967,626	6.000	4/1/2016
Fannie Mae	United States	22,385,332	23,045,700	6.000	5/1/2016
Fannie Mae	United States	2,412,284	2,481,939	6.000	7/1/2016
Fannie Mae	United States	8,027,207	8,254,812	6.000	12/1/2016
Fannie Mae	United States	2,848,378	2,932,405	6.000	3/1/2017
Fannie Mae	United States	12,109,992	12,459,668	6.000	7/1/2017
Fannie Mae	United States	5,329,446	5,480,558	6.000	8/1/2017
Fannie Mae	United States	6,943,360	7,148,189	6.000	11/1/2017
Fannie Mae	United States	23,388,801	24,078,770	6.000	11/1/2017
Fannie Mae	United States	8,668,066	8,913,842	6.000	12/1/2017
Fannie Mae	United States	5,381,521	5,535,231	6.000	3/1/2018
Fannie Mae	United States	5,111,269	5,257,259	6.000	3/1/2018
Fannie Mae	United States	4,710,839	4,846,864	6.000	3/1/2018
Fannie Mae	United States	6,080,332	6,255,901	6.000	3/1/2018
Fannie Mae	United States	13,435,962	13,819,727	6.000	5/1/2018

Dodge Cox Balanced Fund (146)

Portfolio Holdings as of June 30, 2008

Asset Name	Country	Shares/Par Value	Market Value	Coupon Rate	Maturity Date
Fannie Mae	United States	5,602,834	5,764,616	6.000	5/1/2018
Fannie Mae	United States	7,390,218	7,603,610	6.000	5/1/2018
Fannie Mae	United States	1,722,447	1,772,183	6.000	12/1/2018
Fannie Mae	United States	27,503,646	28,315,003	6.000	12/1/2018
Fannie Mae	United States	8,765,212	8,996,395	6.000	3/1/2022
Fannie Mae	United States	24,879,590	25,476,802	6.000	8/25/2032
Fannie Mae	United States	220,419,351	223,652,455	6.000	4/1/2035
Fannie Mae	United States	107,889,808	109,708,342	6.000	6/1/2035
Fannie Mae	United States	17,670,679	17,915,308	6.000	11/1/2035
Fannie Mae	United States	30,909,066	31,362,440	6.000	11/1/2035
Fannie Mae	United States	8,425,257	8,459,378	6.001	1/1/2035
Fannie Mae	United States	858,456	862,942	6.150	4/25/2023
Fannie Mae	United States	2,113	2,115	6.500	4/1/2009
Fannie Mae	United States	1,278,261	1,331,495	6.500	1/1/2013
Fannie Mae	United States	918,389	953,612	6.500	1/1/2013
Fannie Mae	United States	8,590,372	8,948,126	6.500	12/1/2014
Fannie Mae	United States	10,624,062	11,066,509	6.500	12/1/2014
Fannie Mae	United States	5,246,233	5,462,257	6.500	7/1/2015
Fannie Mae	United States	1,201,156	1,252,305	6.500	8/1/2015
Fannie Mae	United States	11,274,524	11,738,776	6.500	9/1/2016
Fannie Mae	United States	6,567,025	6,843,592	6.500	9/1/2016
Fannie Mae	United States	11,286,665	11,777,870	6.500	6/1/2017
Fannie Mae	United States	13,773,390	14,372,820	6.500	4/1/2018
Fannie Mae	United States	33,672,909	35,138,382	6.500	7/1/2018
Fannie Mae	United States	8,226,510	8,576,822	6.500	10/1/2018
Fannie Mae	United States	10,424,772	10,878,467	6.500	11/1/2018
Fannie Mae	United States	7,238,835	7,478,344	6.500	1/1/2022
Fannie Mae	United States	18,067,982	18,650,224	6.500	10/1/2026
Fannie Mae	United States	162,888,526	169,197,275	6.500	12/1/2032
Fannie Mae	United States	28,112,761	29,441,826	6.500	8/25/2035
Fannie Mae	United States	33,022,563	34,036,536	6.500	7/1/2037
Fannie Mae	United States	41,401,103	42,357,695	6.500	8/1/2037
Fannie Mae	United States	79,241,393	81,072,303	6.500	11/1/2037
Fannie Mae	United States	59,164,363	60,531,383	6.500	11/1/2037
Fannie Mae	United States	9,169,377	9,618,767	6.500	7/25/2042
Fannie Mae	United States	8,696,769	9,065,494	6.500	1/25/2044
Fannie Mae	United States	35,660	35,758	7.000	7/1/2011
Fannie Mae	United States	9,414,432	9,888,274	7.000	11/1/2018
Fannie Mae	United States	4,393,943	4,653,763	7.000	6/25/2032
Fannie Mae	United States	1,657,510	1,733,383	7.000	9/25/2041
Fannie Mae	United States	4,255,881	4,399,085	7.000	6/25/2042
Fannie Mae	United States	4,964,227	5,242,068	7.000	6/25/2042
Fannie Mae	United States	3,710,011	3,936,244	7.000	7/25/2042
Fannie Mae	United States	15,903	16,317	7.500	8/1/2010
Fannie Mae	United States	1,993,880	2,080,743	7.500	9/1/2015
Fannie Mae	United States	3,584,720	3,740,886	7.500	12/1/2015
Fannie Mae	United States	1,518,734	1,584,897	7.500	1/1/2016
Fannie Mae	United States	2,326,213	2,427,553	7.500	12/1/2016
Fannie Mae	United States	32,183,193	33,703,998	7.500	8/1/2017
Fannie Mae	United States	1,166	1,178	7.500	7/1/2019
Fannie Mae	United States	4,304,334	4,563,383	7.500	2/25/2041
Fannie Mae	United States	4,499,905	4,768,630	7.500	7/25/2041
Fannie Mae	United States	5,448,450	5,727,030	7.500	10/25/2042
Fannie Mae	United States	19,180,614	20,624,959	7.500	3/25/2044
Fannie Mae	United States	1,798	1,813	8.000	1/1/2009
Fannie Mae Multifamily DUS	United States	862,485	889,538	5.942	11/1/2011
Fannie Mae Multifamily DUS	United States	331,882	318,249	4.020	8/1/2013
Fannie Mae Multifamily DUS	United States	14,955,934	14,895,989	4.835	1/1/2013

Dodge Cox Balanced Fund (146)

Portfolio Holdings as of June 30, 2008

Asset Name	Country	Shares/Par Value	Market Value	Coupon Rate	Maturity Date
Fannie Mae Multifamily DUS	United States	16,115,000	16,142,088	4.890	4/1/2012
Fannie Mae Multifamily DUS	United States	4,311,146	4,307,562	4.918	2/1/2013
Fannie Mae Multifamily DUS	United States	13,587,650	13,398,124	4.926	4/1/2015
Fannie Mae Multifamily DUS	United States	4,604,397	4,607,168	4.975	1/1/2013
Fannie Mae Multifamily DUS	United States	3,280,805	3,283,213	5.097	10/1/2013
Fannie Mae Multifamily DUS	United States	10,308,651	10,397,355	5.320	4/1/2014
Fannie Mae Multifamily DUS	United States	28,094,949	28,119,772	5.355	11/1/2015
Fannie Mae Multifamily DUS	United States	4,744,511	4,859,353	5.636	12/1/2011
Fannie Mae Multifamily DUS	United States	1,617,839	1,614,021	5.662	11/1/2008
Fannie Mae Multifamily DUS	United States	5,555,385	5,732,970	5.896	1/1/2012
Fannie Mae Multifamily DUS	United States	23,044,414	23,814,547	5.931	4/1/2012
Fannie Mae Multifamily DUS	United States	5,279,555	5,267,064	5.965	10/1/2008
Fannie Mae Multifamily DUS	United States	2,497,111	2,491,205	6.095	1/1/2009
FedEx Corp.	United States	16,114,154	16,019,921	6.720	7/15/2023
Ford Motor Credit Co.	United States	118,160,000	91,569,392	7.250	10/25/2011
Ford Motor Credit Co.	United States	166,700,000	135,279,717	7.375	2/1/2011
Freddie Mac	United States	68,443,148	67,063,848	5.538	7/25/2033
Freddie Mac	United States	8,989,413	9,212,111	6.000	9/15/2016
Freddie Mac	United States	5,810,990	6,050,679	6.500	12/15/2013
Freddie Mac	United States	982,539	1,013,247	6.500	5/15/2021
Freddie Mac	United States	435,438	441,727	6.500	9/25/2043
Freddie Mac	United States	27,610,292	27,915,088	6.500	10/25/2043
Freddie Mac	United States	11,215,935	11,819,870	7.000	8/25/2023
Freddie Mac	United States	469	474	8.000	11/1/2010
Freddie Mac	United States	64	65	8.250	2/1/2017
Freddie Mac	United States	7,543	7,720	8.750	5/1/2010
Freddie Mac Gold	United States	17,088,805	17,147,607	3.797	5/1/2034
Freddie Mac Gold	United States	26,790,822	27,113,875	4.806	10/1/2035
Freddie Mac Gold	United States	80,440,614	80,952,451	4.841	5/1/2035
Freddie Mac Gold	United States	47,912,460	48,681,119	5.385	11/1/2035
Freddie Mac Gold	United States	2,499,429	2,572,281	6.000	10/1/2013
Freddie Mac Gold	United States	8,750,516	8,992,851	6.000	4/1/2014
Freddie Mac Gold	United States	8,197,641	8,444,462	6.000	10/1/2014
Freddie Mac Gold	United States	1,944,525	1,998,379	6.000	9/1/2015
Freddie Mac Gold	United States	2,491,307	2,560,067	6.000	5/1/2016
Freddie Mac Gold	United States	21,151,277	21,671,214	6.000	10/1/2016
Freddie Mac Gold	United States	14,557,255	14,916,290	6.000	5/1/2017
Freddie Mac Gold	United States	11,220,040	11,496,767	6.000	2/1/2018
Freddie Mac Gold	United States	6,967,413	7,138,495	6.000	10/1/2018
Freddie Mac Gold	United States	47,360,161	48,217,639	6.000	6/1/2035
Freddie Mac Gold	United States	33,720,175	34,603,743	6.338	11/1/2036
Freddie Mac Gold	United States	2,427,162	2,526,177	6.500	7/1/2014
Freddie Mac Gold	United States	9,685,877	10,061,406	6.500	11/1/2014
Freddie Mac Gold	United States	3,877,510	4,037,423	6.500	5/1/2016
Freddie Mac Gold	United States	6,987,623	7,277,360	6.500	3/1/2017
Freddie Mac Gold	United States	4,182,051	4,355,457	6.500	8/1/2017
Freddie Mac Gold	United States	2,064,915	2,150,535	6.500	8/1/2017
Freddie Mac Gold	United States	5,205,606	5,420,291	6.500	11/1/2017
Freddie Mac Gold	United States	7,490,423	7,801,008	6.500	12/1/2017
Freddie Mac Gold	United States	7,283,800	7,585,817	6.500	3/1/2018
Freddie Mac Gold	United States	3,808,601	3,966,522	6.500	9/1/2018
Freddie Mac Gold	United States	47,681,833	49,278,321	6.500	10/1/2026
Freddie Mac Gold	United States	86,952,681	90,429,090	6.500	12/1/2032
Freddie Mac Gold	United States	5,123,045	5,327,866	6.500	4/1/2033
Freddie Mac Gold	United States	34,255	34,577	7.000	12/1/2008
Freddie Mac Gold	United States	94,715	96,394	7.000	8/1/2009
Freddie Mac Gold	United States	287,744	299,091	7.000	4/1/2015
Freddie Mac Gold	United States	354,081	378,124	7.470	3/17/2023

Dodge Cox Balanced Fund (146)

Portfolio Holdings as of June 30, 2008

Asset Name	Country	Shares/Par Value	Market Value	Coupon Rate	Maturity Date
Freddie Mac Gold	United States	1,301,708	1,399,692	7.750	7/25/2021
Freddie Mac Gold	United States	13,681	14,699	8.500	1/1/2023
General Electric Co.	United States	190,000,000	184,180,300	3.003	11/1/2012
Ginnie Mae	United States	2,724,479	2,923,649	7.500	11/15/2024
Ginnie Mae	United States	1,237,389	1,328,368	7.500	10/15/2025
Ginnie Mae	United States	340,043	369,832	7.970	4/15/2020
Ginnie Mae	United States	410,939	447,282	7.970	5/15/2020
Ginnie Mae	United States	254,393	275,182	7.970	8/15/2020
Ginnie Mae	United States	341,953	370,126	7.970	8/15/2020
Ginnie Mae	United States	410,566	447,016	7.970	10/15/2020
Ginnie Mae	United States	296,147	322,014	7.970	1/15/2021
GMAC, LLC	United States	207,200,000	142,418,920	6.875	9/15/2011
GMAC, LLC	United States	20,691,000	13,950,537	6.875	8/28/2012
GMAC, LLC	United States	209,640,000	136,266,000	8.000	11/1/2031
HCA, Inc.	United States	20,420,000	16,999,650	5.750	3/15/2014
HCA, Inc.	United States	47,740,000	41,414,450	6.250	2/15/2013
HCA, Inc.	United States	11,400,000	10,231,500	6.300	10/1/2012
HCA, Inc.	United States	22,000,000	18,315,000	6.500	2/15/2016
HCA, Inc.	United States	27,400,000	24,043,500	6.750	7/15/2013
HCA, Inc.	United States	50,090,000	47,335,050	6.950	5/1/2012
HCA, Inc.	United States	23,798,000	23,441,030	7.875	2/1/2011
HCA, Inc.	United States	27,750,000	28,096,875	8.750	9/1/2010
Health Net, Inc.	United States	18,675,000	16,060,500	6.375	6/1/2017
HSBC Holdings PLC	United Kingdom	23,000,000	21,384,664	6.500	5/2/2036
HSBC Holdings PLC	United Kingdom	45,000,000	41,021,280	6.500	9/15/2037
JPMorgan Chase & Co.	United States	5,955,000	4,891,717	5.850	8/1/2035
JPMorgan Chase & Co.	United States	28,187,000	31,039,073	8.750	9/1/2030
Kaupthing Bank HF	Iceland	65,060,000	45,848,172	7.125	5/19/2016
Lafarge SA	France	33,715,000	32,761,235	6.500	7/15/2016
Liberty Media Corp.	United States	25,143,000	22,239,741	8.250	2/1/2030
Liberty Media Corp.	United States	32,630,000	30,184,095	8.500	7/15/2029
Macy’s, Inc.	United States	21,275,000	17,569,831	6.700	7/15/2034
Macy’s, Inc.	United States	8,080,000	6,828,101	6.900	4/1/2029
Macy’s, Inc.	United States	55,984,000	46,199,060	6.900	1/15/2032
Macy’s, Inc.	United States	11,675,000	10,967,448	7.450	10/15/2016
Macy’s, Inc.	United States	5,900,000	5,808,680	7.625	8/15/2013
Norfolk Southern Corp.	United States	13,000,000	14,471,626	7.700	5/15/2017
Norfolk Southern Corp.	United States	7,389,000	9,211,188	9.750	6/15/2020
Safeco Corp.	United States	15,131,000	15,022,586	4.875	2/1/2010
SLM Corp.	United States	50,000,000	47,966,800	8.450	6/15/2018
SLM Student Loan Trust	United States	611,610	610,795	2.920	1/25/2016
SLM Student Loan Trust	United States	23,315,831	23,315,668	2.920	4/25/2017
SLM Student Loan Trust	United States	124,000,000	122,530,563	2.920	7/25/2017
SLM Student Loan Trust	United States	16,870,288	16,835,189	2.930	10/25/2017
Small Business Administration - 504 Program	United States	37,792,000	35,763,972	4.570	6/1/2025
Small Business Administration - 504 Program	United States	17,961,910	17,744,569	4.920	10/1/2023
Small Business Administration - 504 Program	United States	31,917,673	32,095,764	5.360	11/1/2025
Small Business Administration - 504 Program	United States	45,051,823	45,636,510	5.640	4/1/2026
Small Business Administration - 504 Program	United States	11,505,316	11,662,423	5.710	6/1/2027
Small Business Administration - 504 Program	United States	49,736,978	50,972,733	5.820	6/1/2026
Small Business Administration - 504 Program	United States	2,709,318	2,744,860	6.000	9/1/2018
Small Business Administration - 504 Program	United States	4,409,944	4,510,158	6.150	4/1/2018
Small Business Administration - 504 Program	United States	9,562,864	9,888,542	6.340	5/1/2021
Small Business Administration - 504 Program	United States	8,722,245	9,165,727	6.625	7/1/2021
Small Business Administration - 504 Program	United States	1,602,825	1,640,485	6.700	12/1/2016
Small Business Administration - 504 Program	United States	3,283,111	3,404,127	6.800	6/1/2019
Small Business Administration - 504 Program	United States	3,784,896	3,909,613	6.900	9/1/2017
Small Business Administration - 504 Program	United States	2,334,029	2,420,329	7.200	6/1/2017

Dodge Cox Balanced Fund (146)

Portfolio Holdings as of June 30, 2008

Asset Name	Country	Shares/Par Value	Market Value	Coupon Rate	Maturity Date
Small Business Administration - 504 Program	United States	4,181,040	4,391,740	7.210	9/1/2020
Small Business Administration - 504 Program	United States	6,399,255	6,731,306	7.390	7/1/2020
Small Business Administration - 504 Program	United States	9,787,301	10,297,348	7.470	4/1/2020
Small Business Administration - 504 Program	United States	3,957,897	4,221,791	8.030	5/1/2020
Sprint Nextel Corp.	United States	39,585,000	34,043,100	6.000	12/1/2016
Sprint Nextel Corp.	United States	10,085,000	8,395,763	6.875	11/15/2028
Time Warner, Inc.	United States	107,980,000	109,626,263	7.625	4/15/2031
Time Warner, Inc.	United States	79,490,000	81,382,100	7.700	5/1/2032
Travelers Cos., Inc.	United States	10,250,000	9,990,542	5.000	3/15/2013
Travelers Cos., Inc.	United States	9,160,000	9,041,332	5.500	12/1/2015
Travelers Cos., Inc.	United States	21,660,000	21,023,153	5.750	12/15/2017
Travelers Cos., Inc.	United States	22,000,000	22,408,562	6.250	6/20/2016
Union Pacific Corp.	United States	8,320,000	7,889,074	4.875	1/15/2015
Union Pacific Corp.	United States	2,935,000	2,881,357	5.375	5/1/2014
Union Pacific Corp.	United States	36,844,074	36,017,661	5.866	7/2/2030
Union Pacific Corp.	United States	15,720,000	16,218,120	6.125	1/15/2012
Union Pacific Corp.	United States	22,981,765	23,099,397	6.176	1/2/2031
Union Pacific Corp.	United States	30,008,784	31,220,726	6.330	1/2/2020
Union Pacific Corp.	United States	3,550,000	3,711,032	6.500	4/15/2012
Union Planters Mortgage Finance Corp.	United States	3,223,286	3,402,459	7.700	12/25/2024
Unum Group	United States	11,633,000	10,041,606	6.750	12/15/2028
Unum Group	United States	10,200,000	10,124,612	6.850	11/15/2015
Unum Group	United States	8,500,000	7,421,919	7.190	2/1/2028
Unum Group	United States	12,130,000	11,100,900	7.250	3/15/2028
Unum Group	United States	8,426,000	8,749,609	7.625	3/1/2011
Wachovia Corp.	United States	186,000,000	172,618,974	3.050	4/23/2012
Wachovia Corp.	United States	46,000,000	42,952,086	6.000	11/15/2017
WellPoint, Inc.	United States	13,070,000	12,264,208	5.000	12/15/2014
WellPoint, Inc.	United States	60,000,000	56,393,820	5.250	1/15/2016
WellPoint, Inc.	United States	1,275,000	1,232,395	5.875	6/15/2017
Xerox Corp.	United States	135,655,000	140,582,397	6.875	8/15/2011
Xerox Corp.	United States	13,425,000	13,865,206	7.125	6/15/2010
CASH EQUIVALENTS
Fixed Income Clearing Corporation Repurchase Agreement	United States	201,876,000	201,876,000	2.200	7/1/2008
SSgA Prime Money Market Fund	United States	22,480,735	22,480,735

Important Legal Information

•   Portfolio holdings are subject to change without notice and may not represent current or future portfolio composition. The portfolio data is “as of” the date indicated and we disclaim any responsibility to update the information.

•   Unlike the Fund’s regulatory filings, the portfolio data and its presentation in this document are not required to conform to Generally Accepted Accounting Principles (GAAP) and Securities and Exchange Commission (SEC) presentation requirements. Therefore, it differs from that provided in the complete portfolio of investments in the annual and semiannual report to shareholders filed with the SEC on Form N-CSR, and the complete portfolio of investments filed after the first and third quarter on Form N-Q.

•   The portfolio data is for information only. It does not constitute a recommendation or an offer for a particular security or fund, nor should it be taken as a solicitation or a recommendation to buy or sell securities or other investments.

•   Investors should carefully consider a Fund’s investment goals, risks, charges and expenses before investing. To obtain a prospectus, which contains this and other information, call us at 1-800-621-3979 or visit our website at dodgeandcox.com.

Please read the prospectus carefully before investing.

Copyright© 1998-2008. Dodge & Cox®. All rights reserved.

Dodge Cox Income Fund (147)

Portfolio Holdings as of June 30, 2008

The following portfolio data for the Dodge & Cox Income Fund is made available to the public under our Policy Regarding Disclosure of Portfolio Holdings and is “as of” the date indicated.
Asset Name	Country	Shares/Par Value	Market Value	Coupon Rate	Maturity Date
FIXED-INCOME SECURITIES
AT&T, Inc.	United States	160,005,000	183,686,220	8.000	11/15/2031
Bank of America Corp.	United States	105,000,000	96,384,645	5.300	3/15/2017
Bank of America Corp.	United States	21,450,000	17,466,177	5.625	3/8/2035
Bank of America Corp.	United States	64,470,000	59,430,960	6.625	5/23/2036
Bank of America Corp.	United States	14,615,000	14,799,514	8.000	12/15/2026
Boston Properties, Inc.	United States	17,444,000	16,045,555	5.000	6/1/2015
Boston Properties, Inc.	United States	35,160,000	33,554,456	5.625	4/15/2015
Boston Properties, Inc.	United States	73,002,000	73,804,148	6.250	1/15/2013
Boston Scientific Corp.	United States	51,258,000	47,285,505	5.450	6/15/2014
Boston Scientific Corp.	United States	15,000,000	14,025,000	6.250	11/15/2015
Boston Scientific Corp.	United States	60,317,000	56,697,980	6.400	6/15/2016
Burlington Northern Santa Fe Corp.	United States	7,883,000	7,461,496	4.300	7/1/2013
Burlington Northern Santa Fe Corp.	United States	7,835,000	7,511,947	4.875	1/15/2015
Burlington Northern Santa Fe Corp.	United States	9,499,294	9,276,557	5.342	4/1/2024
Burlington Northern Santa Fe Corp.	United States	40,744,525	40,598,224	5.629	4/1/2024
Burlington Northern Santa Fe Corp.	United States	28,795,282	28,334,358	5.720	1/15/2024
Burlington Northern Santa Fe Corp.	United States	51,723,386	51,532,242	5.996	4/1/2024
Burlington Northern Santa Fe Corp.	United States	21,280,123	22,907,877	7.570	1/2/2021
Burlington Northern Santa Fe Corp.	United States	6,984,080	7,755,820	8.251	1/15/2021
Capital One Financial Corp.	United States	130,225,000	129,721,947	6.750	9/15/2017
CIGNA Corp.	United States	38,000,000	33,473,136	6.150	11/15/2036
CIGNA Corp.	United States	28,755,000	29,333,781	6.375	10/15/2011
CIGNA Corp.	United States	13,665,000	14,058,456	7.000	1/15/2011
CIGNA Corp.	United States	3,597,000	3,715,709	7.650	3/1/2023
CIGNA Corp.	United States	27,840,000	28,771,278	7.875	5/15/2027
CIGNA Corp.	United States	7,445,000	8,090,958	8.300	1/15/2033
Citigroup, Inc.	United States	161,000,000	155,353,247	4.385	5/15/2018
Citigroup, Inc.	United States	77,115,000	74,007,497	6.125	11/21/2017
Comcast Corp.	United States	75,090,000	72,787,966	5.300	1/15/2014
Comcast Corp.	United States	24,985,000	24,460,365	5.850	11/15/2015
Comcast Corp.	United States	61,380,000	59,053,023	5.875	2/15/2018
Comcast Corp.	United States	41,765,000	40,808,080	5.900	3/15/2016
Comcast Corp.	United States	31,370,000	31,087,639	6.300	11/15/2017
Comcast Corp.	United States	42,020,000	42,269,767	6.500	1/15/2017
Covidien, Ltd.	United States	32,700,000	33,095,441	6.000	10/15/2017
Cox Communications, Inc.	United States	114,974,000	110,486,105	5.450	12/15/2014
Cox Communications, Inc.	United States	78,390,000	75,591,869	5.875	12/1/2016
CSX Corp.	United States	22,946,000	22,989,197	6.251	1/15/2023
CSX Corp.	United States	10,272,000	12,367,221	9.750	6/15/2020
Dept. of Veterans Affairs	United States	27,434,078	29,424,670	7.500	6/15/2027
Dept. of Veterans Affairs	United States	985,854	1,061,964	8.189	3/15/2028
Dept. of Veterans Affairs	United States	361,159	392,761	9.293	5/15/2025
Dillard’s, Inc.	United States	5,060,000	5,041,025	6.625	11/15/2008
Dillard’s, Inc.	United States	28,825,000	19,601,000	7.000	12/1/2028
Dillard’s, Inc.	United States	24,015,000	18,401,494	7.130	8/1/2018
Dillard’s, Inc.	United States	21,666,000	15,328,695	7.750	7/15/2026
Dillard’s, Inc.	United States	12,903,000	9,128,872	7.750	5/15/2027
Dillard’s, Inc.	United States	1,900,000	1,767,000	7.850	10/1/2012
Dillard’s, Inc.	United States	550,000	559,625	9.500	9/1/2009
Dow Chemical Co.	United States	54,087,000	53,755,176	4.027	9/30/2009
Dow Chemical Co.	United States	9,875,000	10,232,297	6.000	10/1/2012
Dow Chemical Co.	United States	48,884,000	51,846,615	7.375	11/1/2029
Fannie Mae	United States	19,948,000	19,902,938	3.934	10/1/2033

Dodge Cox Income Fund (147)

Portfolio Holdings as of June 30, 2008

Asset Name	Country	Shares/Par Value	Market Value	Coupon Rate	Maturity Date
Fannie Mae	United States	29,580,748	29,595,243	4.130	12/1/2036
Fannie Mae	United States	15,481,847	15,631,827	4.200	9/1/2034
Fannie Mae	United States	15,882,818	15,858,998	4.237	1/1/2035
Fannie Mae	United States	18,536,694	18,726,664	4.467	7/1/2034
Fannie Mae	United States	45,779,271	46,294,402	4.488	1/1/2035
Fannie Mae	United States	12,624,159	12,619,439	4.493	1/1/2035
Fannie Mae	United States	9,811,608	9,883,675	4.500	6/1/2035
Fannie Mae	United States	12,752,785	12,857,524	4.500	7/1/2035
Fannie Mae	United States	21,076,737	21,148,392	4.527	8/1/2034
Fannie Mae	United States	17,846,939	18,097,828	4.600	10/1/2034
Fannie Mae	United States	18,835,662	18,973,622	4.637	8/1/2035
Fannie Mae	United States	32,368,066	32,626,312	4.666	1/1/2036
Fannie Mae	United States	4,354,711	4,420,340	4.708	8/1/2034
Fannie Mae	United States	14,586,934	14,676,458	4.727	7/1/2035
Fannie Mae	United States	15,754,962	15,851,321	4.747	7/1/2035
Fannie Mae	United States	26,349,902	26,680,247	4.751	10/1/2035
Fannie Mae	United States	20,442,252	20,625,605	4.770	11/1/2036
Fannie Mae	United States	45,947,332	46,464,965	4.773	8/1/2035
Fannie Mae	United States	26,695,417	26,975,734	4.795	1/1/2036
Fannie Mae	United States	17,961,231	18,152,787	4.864	12/1/2035
Fannie Mae	United States	14,333,938	14,470,251	4.888	10/1/2035
Fannie Mae	United States	24,149,019	24,435,352	4.992	4/1/2035
Fannie Mae	United States	18,769,904	18,936,032	4.994	9/1/2035
Fannie Mae	United States	104,479,792	100,792,390	5.000	11/1/2033
Fannie Mae	United States	22,688,403	21,887,662	5.000	3/1/2034
Fannie Mae	United States	30,170,006	29,105,217	5.000	3/1/2034
Fannie Mae	United States	125,104,150	120,688,853	5.000	3/1/2034
Fannie Mae	United States	114,644,325	115,509,602	5.034	7/1/2035
Fannie Mae	United States	15,944,509	16,120,531	5.081	7/1/2035
Fannie Mae	United States	27,807,941	28,156,096	5.232	1/1/2037
Fannie Mae	United States	16,286,270	16,536,954	5.285	11/1/2035
Fannie Mae	United States	16,349,560	16,630,398	5.500	9/1/2014
Fannie Mae	United States	7,248,325	7,372,830	5.500	9/1/2014
Fannie Mae	United States	5,509,076	5,603,706	5.500	8/1/2015
Fannie Mae	United States	3,204,187	3,259,226	5.500	8/1/2015
Fannie Mae	United States	8,215,165	8,356,277	5.500	4/1/2016
Fannie Mae	United States	6,782,748	6,899,256	5.500	1/1/2017
Fannie Mae	United States	7,619,426	7,750,306	5.500	7/1/2017
Fannie Mae	United States	456,822	464,098	5.500	9/1/2017
Fannie Mae	United States	6,129,699	6,227,327	5.500	10/1/2017
Fannie Mae	United States	2,428,256	2,466,931	5.500	11/1/2017
Fannie Mae	United States	30,332,084	30,815,185	5.500	12/1/2017
Fannie Mae	United States	9,129,143	9,274,543	5.500	1/1/2018
Fannie Mae	United States	2,607,494	2,652,284	5.500	1/1/2018
Fannie Mae	United States	14,684,001	14,936,230	5.500	2/1/2018
Fannie Mae	United States	9,015,604	9,159,196	5.500	3/1/2018
Fannie Mae	United States	16,257,142	16,536,392	5.500	4/1/2018
Fannie Mae	United States	5,072,250	5,153,037	5.500	12/1/2018
Fannie Mae	United States	78,389,352	79,735,852	5.500	12/1/2018
Fannie Mae	United States	11,570,306	11,732,892	5.500	12/1/2019
Fannie Mae	United States	110,340,068	111,626,220	5.500	1/1/2021
Fannie Mae	United States	32,614,718	32,862,386	5.500	1/1/2022
Fannie Mae	United States	11,929,684	11,828,795	5.500	10/1/2033
Fannie Mae	United States	11,353,775	11,257,755	5.500	2/1/2034
Fannie Mae	United States	170,662,515	169,219,217	5.500	5/1/2034
Fannie Mae	United States	22,020,023	21,847,561	5.500	8/1/2035
Fannie Mae	United States	182,530,620	180,587,430	5.500	8/1/2035
Fannie Mae	United States	1,578,467	1,625,031	6.000	4/1/2013

Dodge Cox Income Fund (147)

Portfolio Holdings as of June 30, 2008

Asset Name	Country	Shares/Par Value	Market Value	Coupon Rate	Maturity Date
Fannie Mae	United States	2,137,555	2,200,613	6.000	3/1/2014
Fannie Mae	United States	1,813,780	1,867,286	6.000	6/1/2014
Fannie Mae	United States	9,053,100	9,309,793	6.000	12/1/2015
Fannie Mae	United States	16,451,378	16,917,843	6.000	3/1/2016
Fannie Mae	United States	3,582,476	3,685,920	6.000	7/1/2016
Fannie Mae	United States	16,597,799	17,056,272	6.000	11/1/2016
Fannie Mae	United States	10,951,093	11,267,306	6.000	1/1/2017
Fannie Mae	United States	8,651,892	8,901,715	6.000	1/1/2017
Fannie Mae	United States	2,202,424	2,265,331	6.000	4/1/2017
Fannie Mae	United States	3,100,465	3,189,022	6.000	5/1/2017
Fannie Mae	United States	20,116,780	20,697,652	6.000	7/1/2017
Fannie Mae	United States	11,658,982	11,995,635	6.000	11/1/2017
Fannie Mae	United States	38,478,397	39,613,510	6.000	11/1/2017
Fannie Mae	United States	3,291,684	3,386,731	6.000	1/1/2018
Fannie Mae	United States	13,463,278	13,847,823	6.000	2/1/2018
Fannie Mae	United States	8,328,784	8,566,675	6.000	3/1/2018
Fannie Mae	United States	13,442,353	13,830,501	6.000	3/1/2018
Fannie Mae	United States	10,724,683	11,037,709	6.000	4/1/2018
Fannie Mae	United States	4,886,176	5,025,738	6.000	8/1/2018
Fannie Mae	United States	7,701,720	7,928,921	6.000	12/1/2018
Fannie Mae	United States	20,199,608	20,782,871	6.000	1/1/2019
Fannie Mae	United States	20,872,197	21,474,882	6.000	1/1/2019
Fannie Mae	United States	47,102,676	48,462,765	6.000	2/1/2019
Fannie Mae	United States	21,426,756	22,045,454	6.000	2/1/2019
Fannie Mae	United States	6,465,478	6,652,169	6.000	2/1/2019
Fannie Mae	United States	17,431,755	17,935,097	6.000	7/1/2019
Fannie Mae	United States	13,452,305	13,840,741	6.000	8/1/2019
Fannie Mae	United States	20,009,810	20,593,846	6.000	8/1/2019
Fannie Mae	United States	12,519,911	12,881,423	6.000	8/1/2019
Fannie Mae	United States	10,255,854	10,555,197	6.000	10/1/2019
Fannie Mae	United States	44,495,267	45,780,068	6.000	12/1/2019
Fannie Mae	United States	15,652,322	16,079,826	6.000	1/1/2020
Fannie Mae	United States	53,420,245	54,962,754	6.000	12/1/2020
Fannie Mae	United States	83,254,641	85,369,830	6.000	12/1/2021
Fannie Mae	United States	138,457,150	142,108,957	6.000	3/1/2022
Fannie Mae	United States	26,870,950	27,579,672	6.000	3/1/2022
Fannie Mae	United States	67,787,252	69,575,141	6.000	4/1/2022
Fannie Mae	United States	104,444,728	107,199,457	6.000	8/1/2022
Fannie Mae	United States	3,619,378	3,657,936	6.000	6/25/2023
Fannie Mae	United States	63,482,557	64,498,080	6.000	2/1/2028
Fannie Mae	United States	21,637,276	22,035,791	6.000	11/1/2028
Fannie Mae	United States	13,619,947	13,870,799	6.000	12/1/2028
Fannie Mae	United States	22,268,777	22,892,815	6.000	12/25/2031
Fannie Mae	United States	82,388,040	83,673,744	6.000	3/1/2033
Fannie Mae	United States	12,260,705	12,440,545	6.000	2/1/2034
Fannie Mae	United States	34,721,874	35,231,173	6.000	4/1/2034
Fannie Mae	United States	16,966,429	17,215,292	6.000	8/1/2034
Fannie Mae	United States	165,420,644	167,847,029	6.000	4/1/2035
Fannie Mae	United States	128,179,775	130,180,081	6.000	4/1/2035
Fannie Mae	United States	129,576,871	131,760,950	6.000	4/1/2035
Fannie Mae	United States	42,490,434	43,206,631	6.000	6/1/2035
Fannie Mae	United States	139,928,683	142,287,247	6.000	6/1/2035
Fannie Mae	United States	140,546,931	142,740,232	6.000	7/1/2035
Fannie Mae	United States	104,857,209	106,493,555	6.000	7/1/2035
Fannie Mae	United States	52,282,408	53,049,285	6.000	11/1/2035
Fannie Mae	United States	138,547,093	140,968,961	6.000	3/1/2036
Fannie Mae	United States	26,942,063	26,842,183	6.143	8/25/2047
Fannie Mae	United States	100,445,382	100,031,045	6.169	8/25/2047

Dodge Cox Income Fund (147)

Portfolio Holdings as of June 30, 2008

Asset Name	Country	Shares/Par Value	Market Value	Coupon Rate	Maturity Date
Fannie Mae	United States	1,006,089	1,048,842	6.500	11/1/2012
Fannie Mae	United States	12,054,171	12,578,778	6.500	3/1/2017
Fannie Mae	United States	7,187,993	7,487,343	6.500	6/1/2017
Fannie Mae	United States	12,085,147	12,607,326	6.500	7/1/2017
Fannie Mae	United States	19,191,414	20,026,641	6.500	7/1/2017
Fannie Mae	United States	16,497,508	17,215,494	6.500	1/1/2018
Fannie Mae	United States	40,168,070	41,916,218	6.500	4/1/2018
Fannie Mae	United States	28,274,513	29,505,043	6.500	6/1/2018
Fannie Mae	United States	10,426,454	10,880,222	6.500	11/1/2018
Fannie Mae	United States	25,906,383	26,974,319	6.500	4/1/2019
Fannie Mae	United States	5,262,167	5,430,716	6.500	5/1/2022
Fannie Mae	United States	20,676,201	21,488,472	6.500	10/1/2024
Fannie Mae	United States	2,502,809	2,586,386	6.500	9/25/2028
Fannie Mae	United States	14,744,695	15,309,918	6.500	10/25/2028
Fannie Mae	United States	148,797,770	154,560,778	6.500	12/1/2032
Fannie Mae	United States	6,668,120	6,926,379	6.500	1/1/2034
Fannie Mae	United States	8,295,524	8,552,005	6.500	4/1/2036
Fannie Mae	United States	51,558,861	52,980,880	6.500	3/25/2037
Fannie Mae	United States	72,591,523	74,268,784	6.500	9/1/2037
Fannie Mae	United States	104,799,481	107,220,923	6.500	10/1/2037
Fannie Mae	United States	119,387,993	123,053,858	6.500	11/1/2037
Fannie Mae	United States	99,414,503	101,711,522	6.500	11/1/2037
Fannie Mae	United States	53,784,657	55,027,377	6.500	1/1/2038
Fannie Mae	United States	170,380,290	174,317,007	6.500	5/1/2038
Fannie Mae	United States	9,249,390	9,635,303	6.500	6/25/2042
Fannie Mae	United States	14,732,809	15,029,677	6.500	12/25/2042
Fannie Mae	United States	9,736,966	10,128,180	6.500	12/25/2042
Fannie Mae	United States	2,268,187	2,314,633	6.500	12/25/2045
Fannie Mae	United States	403,946	417,145	7.000	12/1/2010
Fannie Mae	United States	299,554	309,314	7.000	12/1/2011
Fannie Mae	United States	3,127,981	3,305,368	7.000	4/1/2032
Fannie Mae	United States	5,038,872	5,336,827	7.000	6/25/2032
Fannie Mae	United States	7,020,727	7,350,488	7.000	12/25/2041
Fannie Mae	United States	7,597,089	7,852,719	7.000	6/25/2042
Fannie Mae	United States	3,992,037	4,215,467	7.000	6/25/2042
Fannie Mae	United States	23,982,687	25,445,127	7.000	7/25/2042
Fannie Mae	United States	7,240,035	7,492,820	7.000	10/25/2042
Fannie Mae	United States	16,836,723	17,815,871	7.000	10/25/2044
Fannie Mae	United States	2,196,295	2,270,877	7.000	3/25/2045
Fannie Mae	United States	15,041,610	15,562,396	7.000	12/25/2045
Fannie Mae	United States	194,785	196,696	7.500	11/1/2014
Fannie Mae	United States	14,048,990	14,712,870	7.500	8/1/2017
Fannie Mae	United States	4,389,219	4,667,584	7.500	7/25/2041
Fannie Mae	United States	6,704,457	6,954,862	7.500	12/25/2042
Fannie Mae	United States	30,372,348	32,659,456	7.500	3/25/2044
Fannie Mae	United States	18,620,127	20,038,191	7.500	6/25/2044
Fannie Mae	United States	238,523	248,181	7.500	12/25/2045
Fannie Mae	United States	70,974	74,047	8.000	1/1/2012
Fannie Mae	United States	1,108	1,121	8.000	8/1/2022
Fannie Mae	United States	17,617,010	18,582,548	8.000	12/25/2045
Fannie Mae Multifamily DUS	United States	13,590,000	13,229,214	4.750	3/1/2015
Fannie Mae Multifamily DUS	United States	14,635,450	14,576,789	4.835	1/1/2013
Fannie Mae Multifamily DUS	United States	15,300,103	15,242,432	4.866	2/1/2013
Fannie Mae Multifamily DUS	United States	43,475,963	43,954,124	5.235	10/1/2012
Fannie Mae Multifamily DUS	United States	36,501,824	37,367,204	5.425	6/1/2017
Fannie Mae Multifamily DUS	United States	47,818,981	49,823,716	5.549	11/1/2016
Fannie Mae Multifamily DUS	United States	2,537,748	2,602,318	5.677	12/1/2012
Fannie Mae Multifamily DUS	United States	21,530,020	22,249,830	5.848	9/1/2012

Dodge Cox Income Fund (147)

Portfolio Holdings as of June 30, 2008

Asset Name	Country	Shares/Par Value	Market Value	Coupon Rate	Maturity Date
Fannie Mae Multifamily DUS	United States	21,951,826	22,685,446	5.931	4/1/2012
Fannie Mae Multifamily DUS	United States	2,494,377	2,597,043	6.056	5/1/2012
Fannie Mae Multifamily DUS	United States	12,533,176	13,099,824	6.095	3/1/2012
Fannie Mae Multifamily DUS	United States	8,835,232	9,175,531	6.114	2/1/2012
Fannie Mae Multifamily DUS	United States	23,911,487	24,763,706	6.135	10/1/2011
Fannie Mae Multifamily DUS	United States	22,250,876	23,039,583	6.224	5/1/2011
Fannie Mae Multifamily DUS	United States	16,734,035	17,390,622	6.253	9/1/2011
Fannie Mae Multifamily DUS	United States	1,175,960	1,190,660	6.380	7/1/2009
FedEx Corp.	United States	23,424,120	23,287,140	6.720	7/15/2023
FedEx Corp.	United States	2,796,980	2,952,860	7.650	7/15/2024
Ford Motor Credit Co.	United States	2,070,000	1,524,371	7.000	10/1/2013
Ford Motor Credit Co.	United States	235,750,000	182,697,056	7.250	10/25/2011
Ford Motor Credit Co.	United States	300,248,000	243,656,056	7.375	2/1/2011
Ford Motor Credit Co.	United States	38,625,000	29,872,807	7.800	6/1/2012
Freddie Mac	United States	68,934	68,866	6.000	8/15/2008
Freddie Mac	United States	698,474	697,780	6.000	10/15/2008
Freddie Mac	United States	5,460,999	5,547,588	6.000	9/15/2030
Freddie Mac	United States	31,678,057	32,980,513	6.500	6/15/2032
Freddie Mac	United States	6,721,391	6,916,216	7.092	7/25/2033
Freddie Mac Gold	United States	72,043,276	71,637,895	3.334	9/1/2033
Freddie Mac Gold	United States	14,340,847	14,475,832	4.151	1/1/2035
Freddie Mac Gold	United States	8,936,833	8,963,533	4.275	3/1/2035
Freddie Mac Gold	United States	10,186,674	10,288,537	4.309	8/1/2034
Freddie Mac Gold	United States	28,745,122	28,800,600	4.403	9/1/2035
Freddie Mac Gold	United States	110,381,786	111,866,931	4.409	1/1/2035
Freddie Mac Gold	United States	7,263,870	7,318,976	4.500	4/1/2035
Freddie Mac Gold	United States	31,426,896	31,612,007	4.603	4/1/2036
Freddie Mac Gold	United States	14,470,018	14,499,903	4.663	8/1/2035
Freddie Mac Gold	United States	17,568,536	17,748,835	4.714	8/1/2035
Freddie Mac Gold	United States	55,066,021	55,461,836	4.717	2/1/2034
Freddie Mac Gold	United States	10,591,779	10,589,592	4.828	2/1/2035
Freddie Mac Gold	United States	20,943,258	21,118,763	4.855	1/1/2036
Freddie Mac Gold	United States	19,672,854	19,888,994	4.861	10/1/2035
Freddie Mac Gold	United States	61,625,868	62,315,367	5.135	1/1/2036
Freddie Mac Gold	United States	25,663,432	25,890,799	5.167	5/1/2037
Freddie Mac Gold	United States	28,470,420	28,859,610	5.299	1/1/2037
Freddie Mac Gold	United States	67,003,708	67,799,712	5.334	7/1/2037
Freddie Mac Gold	United States	44,864,047	45,241,146	5.457	3/1/2037
Freddie Mac Gold	United States	12,287,409	12,482,299	5.500	11/1/2013
Freddie Mac Gold	United States	7,277,412	7,370,730	5.500	7/1/2014
Freddie Mac Gold	United States	5,481,490	5,554,348	5.500	10/1/2016
Freddie Mac Gold	United States	4,296,485	4,353,592	5.500	10/1/2016
Freddie Mac Gold	United States	22,348,949	22,649,496	5.500	11/1/2018
Freddie Mac Gold	United States	80,261,825	81,303,556	5.500	10/1/2020
Freddie Mac Gold	United States	63,830,190	63,762,492	5.500	11/1/2023
Freddie Mac Gold	United States	61,878,484	62,607,529	5.533	4/1/2037
Freddie Mac Gold	United States	24,493,338	24,928,013	5.845	8/1/2036
Freddie Mac Gold	United States	18,817,443	19,040,944	5.916	1/1/2036
Freddie Mac Gold	United States	755,607	779,621	6.000	4/1/2013
Freddie Mac Gold	United States	490,538	505,929	6.000	5/1/2013
Freddie Mac Gold	United States	780,043	799,196	6.000	12/1/2013
Freddie Mac Gold	United States	5,103,773	5,247,389	6.000	12/1/2013
Freddie Mac Gold	United States	2,951,039	3,032,765	6.000	4/1/2014
Freddie Mac Gold	United States	2,269,300	2,325,083	6.000	2/1/2015
Freddie Mac Gold	United States	8,517,104	8,746,841	6.000	8/1/2016
Freddie Mac Gold	United States	7,907,065	8,102,082	6.000	9/1/2016
Freddie Mac Gold	United States	18,168,944	18,617,056	6.000	5/1/2017
Freddie Mac Gold	United States	4,190,012	4,293,468	6.000	6/1/2017

Dodge Cox Income Fund (147)

Portfolio Holdings as of June 30, 2008

Asset Name	Country	Shares/Par Value	Market Value	Coupon Rate	Maturity Date
Freddie Mac Gold	United States	16,787,706	17,202,210	6.000	8/1/2017
Freddie Mac Gold	United States	16,658,803	17,069,670	6.000	12/1/2017
Freddie Mac Gold	United States	10,262,680	10,516,075	6.000	1/1/2018
Freddie Mac Gold	United States	4,424,308	4,533,427	6.000	2/1/2018
Freddie Mac Gold	United States	10,439,615	10,696,809	6.000	2/1/2019
Freddie Mac Gold	United States	58,780,712	60,238,474	6.000	2/1/2022
Freddie Mac Gold	United States	15,114,715	15,432,153	6.000	7/1/2025
Freddie Mac Gold	United States	37,072,729	37,755,534	6.000	2/1/2033
Freddie Mac Gold	United States	62,866,863	63,867,575	6.000	3/1/2035
Freddie Mac Gold	United States	270,880	281,749	6.500	2/1/2011
Freddie Mac Gold	United States	701,014	729,142	6.500	4/1/2012
Freddie Mac Gold	United States	752,571	783,104	6.500	6/1/2012
Freddie Mac Gold	United States	4,111,836	4,279,577	6.500	7/1/2014
Freddie Mac Gold	United States	777,082	808,782	6.500	11/1/2014
Freddie Mac Gold	United States	8,494,177	8,844,486	6.500	5/1/2016
Freddie Mac Gold	United States	2,184,707	2,287,291	6.500	2/1/2017
Freddie Mac Gold	United States	2,430,950	2,544,594	6.500	3/1/2017
Freddie Mac Gold	United States	7,099,717	7,394,102	6.500	5/1/2017
Freddie Mac Gold	United States	9,584,216	9,981,618	6.500	6/1/2017
Freddie Mac Gold	United States	3,855,838	4,015,717	6.500	8/1/2017
Freddie Mac Gold	United States	2,445,563	2,546,966	6.500	12/1/2017
Freddie Mac Gold	United States	13,872,820	14,448,046	6.500	12/1/2017
Freddie Mac Gold	United States	4,989,766	5,194,436	6.500	9/1/2018
Freddie Mac Gold	United States	2,146,850	2,236,641	6.500	7/1/2021
Freddie Mac Gold	United States	1,671,667	1,740,274	6.500	4/1/2022
Freddie Mac Gold	United States	35,012,985	36,185,294	6.500	10/1/2026
Freddie Mac Gold	United States	29,246,697	30,415,994	6.500	12/1/2032
Freddie Mac Gold	United States	56,522,080	57,533,260	6.500	9/1/2037
Freddie Mac Gold	United States	341,923,025	352,815,144	6.500	3/1/2038
Freddie Mac Gold	United States	1,374	1,387	7.000	11/1/2008
Freddie Mac Gold	United States	548,254	567,861	7.000	12/1/2011
Freddie Mac Gold	United States	298,833	309,520	7.000	3/1/2012
Freddie Mac Gold	United States	18,729,725	19,850,816	7.000	4/1/2031
Freddie Mac Gold	United States	2,260,591	2,438,844	7.900	2/17/2021
General Electric Co.	United States	31,739,000	31,967,457	5.000	2/1/2013
Ginnie Mae	United States	57,065	57,261	7.000	4/15/2009
Ginnie Mae	United States	1,784,165	1,904,762	7.000	5/15/2028
Ginnie Mae	United States	1,777,441	1,818,462	7.250	7/16/2028
Ginnie Mae	United States	391,718	418,703	7.500	9/15/2017
Ginnie Mae	United States	3,405,599	3,654,561	7.500	11/15/2024
Ginnie Mae	United States	2,093,145	2,252,076	7.500	5/15/2025
Ginnie Mae	United States	141,241	152,481	7.800	6/15/2020
Ginnie Mae	United States	172,962	186,779	7.800	7/15/2020
Ginnie Mae	United States	94,273	101,840	7.800	7/15/2020
Ginnie Mae	United States	330,654	356,341	7.800	8/15/2020
Ginnie Mae	United States	168,115	182,196	7.800	9/15/2020
Ginnie Mae	United States	57,167	61,762	7.800	10/15/2020
Ginnie Mae	United States	145,465	156,495	7.800	11/15/2020
Ginnie Mae	United States	340,691	367,289	7.800	1/15/2021
Ginnie Mae	United States	137,232	148,313	7.800	1/15/2021
GMAC, LLC	United States	403,065,000	277,046,728	6.875	9/15/2011
GMAC, LLC	United States	43,025,000	29,008,838	6.875	8/28/2012
GMAC, LLC	United States	155,150,000	100,847,500	8.000	11/1/2031
GSMPS Mortgage Loan Trust	United States	11,636,081	12,778,419	8.500	6/25/2034
HCA, Inc.	United States	28,700,000	23,892,750	5.750	3/15/2014
HCA, Inc.	United States	39,655,000	34,400,712	6.250	2/15/2013
HCA, Inc.	United States	32,100,000	28,809,750	6.300	10/1/2012
HCA, Inc.	United States	19,690,000	16,391,925	6.500	2/15/2016

Dodge Cox Income Fund (147)

Portfolio Holdings as of June 30, 2008

Asset Name	Country	Shares/Par Value	Market Value	Coupon Rate	Maturity Date
HCA, Inc.	United States	29,463,000	25,853,782	6.750	7/15/2013
HCA, Inc.	United States	147,133,000	139,040,685	6.950	5/1/2012
HCA, Inc.	United States	54,800,000	53,978,000	7.875	2/1/2011
HCA, Inc.	United States	54,920,000	55,606,500	8.750	9/1/2010
Health Net, Inc.	United States	42,145,000	36,244,700	6.375	6/1/2017
HSBC Holdings PLC	United Kingdom	41,875,000	38,934,035	6.500	5/2/2036
HSBC Holdings PLC	United Kingdom	78,475,000	71,536,554	6.500	9/15/2037
JPMorgan Chase & Co.	United States	22,090,000	18,145,764	5.850	8/1/2035
JPMorgan Chase & Co.	United States	14,625,000	12,067,029	5.875	3/15/2035
JPMorgan Chase & Co.	United States	26,480,000	29,159,352	8.750	9/1/2030
Kaupthing Bank HF	Iceland	107,308,000	75,620,592	7.125	5/19/2016
Lafarge SA	France	57,790,000	56,155,176	6.500	7/15/2016
Liberty Media Corp.	United States	99,237,000	87,778,117	8.250	2/1/2030
Liberty Media Corp.	United States	40,589,000	37,546,498	8.500	7/15/2029
Macy’s, Inc.	United States	1,100,000	847,200	6.375	3/15/2037
Macy’s, Inc.	United States	20,550,000	16,835,074	6.700	9/15/2028
Macy’s, Inc.	United States	60,630,000	50,070,922	6.700	7/15/2034
Macy’s, Inc.	United States	31,140,000	26,315,231	6.900	4/1/2029
Macy’s, Inc.	United States	33,720,000	27,826,385	6.900	1/15/2032
Macy’s, Inc.	United States	29,350,000	24,932,473	7.000	2/15/2028
Macy’s, Inc.	United States	7,155,000	7,044,255	7.625	8/15/2013
Macy’s, Inc.	United States	53,020,000	53,408,159	7.875	7/15/2015
Nordstrom, Inc.	United States	12,620,000	11,835,806	6.950	3/15/2028
Norfolk Southern Corp.	United States	29,475,000	32,811,629	7.700	5/15/2017
Norfolk Southern Corp.	United States	14,188,000	17,686,877	9.750	6/15/2020
Safeco Corp.	United States	15,225,000	15,115,913	4.875	2/1/2010
Safeco Corp.	United States	18,122,000	18,832,709	7.250	9/1/2012
SLM Corp.	United States	124,500,000	119,437,332	8.450	6/15/2018
SLM Student Loan Trust	United States	11,000,000	10,990,485	1.000	1/25/2014
SLM Student Loan Trust	United States	15,117,580	15,089,208	2.910	10/25/2016
SLM Student Loan Trust	United States	22,457,769	22,404,881	2.920	10/25/2016
SLM Student Loan Trust	United States	183,175,000	181,004,321	2.920	7/25/2017
SLM Student Loan Trust	United States	93,346	93,341	2.920	4/25/2018
SLM Student Loan Trust	United States	10,000,000	9,876,856	2.930	10/25/2017
SLM Student Loan Trust	United States	40,593,490	40,256,779	3.000	4/25/2017
SLM Student Loan Trust	United States	56,000,000	54,696,729	3.000	7/25/2019
SLM Student Loan Trust	United States	5,007,737	5,007,937	3.150	7/27/2015
Small Business Administration - 504 Program	United States	9,097,280	8,730,499	4.625	2/1/2025
Small Business Administration - 504 Program	United States	17,139,194	16,523,337	4.750	7/1/2025
Small Business Administration - 504 Program	United States	19,164,311	18,386,228	4.760	9/1/2025
Small Business Administration - 504 Program	United States	17,654,798	16,991,625	4.840	5/1/2025
Small Business Administration - 504 Program	United States	6,753,615	6,596,396	4.870	12/1/2024
Small Business Administration - 504 Program	United States	6,207,972	5,990,022	4.950	3/1/2025
Small Business Administration - 504 Program	United States	5,654,339	5,595,690	5.100	12/1/2022
Small Business Administration - 504 Program	United States	13,128,522	12,985,655	5.120	12/1/2026
Small Business Administration - 504 Program	United States	19,703,295	19,693,688	5.210	1/1/2026
Small Business Administration - 504 Program	United States	41,179,621	40,987,954	5.230	3/1/2027
Small Business Administration - 504 Program	United States	27,208,296	27,264,598	5.320	1/1/2027
Small Business Administration - 504 Program	United States	41,701,533	41,724,402	5.320	4/1/2027
Small Business Administration - 504 Program	United States	5,738,379	5,769,559	5.350	2/1/2026
Small Business Administration - 504 Program	United States	16,962,933	17,035,833	5.370	10/1/2026
Small Business Administration - 504 Program	United States	29,219,207	29,650,883	5.570	3/1/2026
Small Business Administration - 504 Program	United States	21,649,391	22,098,016	5.780	12/1/2021
Small Business Administration - 504 Program	United States	1,314,909	1,328,638	5.800	12/1/2018
Small Business Administration - 504 Program	United States	29,816,570	30,704,102	5.820	7/1/2027
Small Business Administration - 504 Program	United States	51,162,291	53,015,211	6.070	7/1/2026
Small Business Administration - 504 Program	United States	2,386,145	2,441,944	6.150	8/1/2018
Small Business Administration - 504 Program	United States	1,286,779	1,310,588	6.300	12/1/2013

Dodge Cox Income Fund (147)

Portfolio Holdings as of June 30, 2008

Asset Name	Country	Shares/Par Value	Market Value	Coupon Rate	Maturity Date
Small Business Administration - 504 Program	United States	1,648,530	1,687,770	6.300	3/1/2019
Small Business Administration - 504 Program	United States	6,857,309	7,034,381	6.350	3/1/2018
Small Business Administration - 504 Program	United States	2,149,131	2,185,336	6.500	3/1/2013
Small Business Administration - 504 Program	United States	1,692,975	1,725,527	6.500	1/1/2014
Small Business Administration - 504 Program	United States	2,444,290	2,489,234	6.550	5/1/2013
Small Business Administration - 504 Program	United States	1,600,347	1,645,404	6.550	10/1/2017
Small Business Administration - 504 Program	United States	10,275,972	10,798,453	6.625	7/1/2021
Small Business Administration - 504 Program	United States	834,658	851,025	6.650	6/1/2013
Small Business Administration - 504 Program	United States	591,948	603,145	6.750	4/1/2013
Small Business Administration - 504 Program	United States	691,530	704,545	7.000	10/1/2012
Small Business Administration - 504 Program	United States	673,274	685,770	7.000	2/1/2013
Small Business Administration - 504 Program	United States	3,988,535	4,150,326	7.000	7/1/2019
Small Business Administration - 504 Program	United States	532,887	542,514	7.050	9/1/2012
Small Business Administration - 504 Program	United States	1,072,358	1,113,095	7.300	5/1/2017
Small Business Administration - 504 Program	United States	1,186,284	1,241,765	7.300	9/1/2019
Small Business Administration - 504 Program	United States	496,415	505,406	7.400	8/1/2012
Small Business Administration - 504 Program	United States	421,241	430,917	7.450	12/1/2012
Small Business Administration - 504 Program	United States	839,823	858,604	7.550	11/1/2012
Small Business Administration - 504 Program	United States	741,248	753,959	7.600	7/1/2012
Small Business Administration - 504 Program	United States	953,519	982,932	7.600	6/1/2014
Small Business Administration - 504 Program	United States	373,948	386,619	7.700	4/1/2014
Small Business Administration - 504 Program	United States	1,460,015	1,505,446	7.750	5/1/2014
Small Business Administration - 504 Program	United States	720,181	743,944	7.850	9/1/2014
Small Business Administration - 504 Program	United States	603,433	623,233	7.950	8/1/2014
Small Business Administration - 504 Program	United States	661,746	683,038	8.000	7/1/2014
Small Business Administration - 504 Program	United States	210,272	214,014	8.100	2/1/2012
Small Business Administration - 504 Program	United States	527,539	547,537	8.100	3/1/2015
Small Business Administration - 504 Program	United States	439,266	448,035	8.200	3/1/2012
Small Business Administration - 504 Program	United States	303,579	310,208	8.200	4/1/2012
Small Business Administration - 504 Program	United States	130,271	133,335	8.250	11/1/2011
Small Business Administration - 504 Program	United States	485,690	505,280	8.400	12/1/2014
Small Business Administration - 504 Program	United States	198,108	205,858	8.500	1/1/2015
Small Business Administration - 504 Program	United States	569,084	592,580	8.650	11/1/2014
Sprint Nextel Corp.	United States	73,440,000	63,158,400	6.000	12/1/2016
Sprint Nextel Corp.	United States	24,290,000	20,221,425	6.875	11/15/2028
Sprint Nextel Corp.	United States	16,110,000	14,136,525	6.900	5/1/2019
Time Warner, Inc.	United States	197,133,000	200,138,490	7.625	4/15/2031
Time Warner, Inc.	United States	155,313,000	159,009,915	7.700	5/1/2032
Travelers Cos., Inc.	United States	17,118,000	16,684,692	5.000	3/15/2013
Travelers Cos., Inc.	United States	14,152,000	13,968,661	5.500	12/1/2015
Travelers Cos., Inc.	United States	36,040,000	34,980,352	5.750	12/15/2017
Travelers Cos., Inc.	United States	44,360,000	45,183,810	6.250	6/20/2016
Travelers Cos., Inc.	United States	21,575,000	22,632,456	8.125	4/15/2010
U.S. Treasury Notes	United States	325,000,000	326,269,450	3.125	10/15/2008
U.S. Treasury Notes	United States	200,125,000	200,500,234	3.250	8/15/2008
U.S. Treasury Notes	United States	150,000,000	150,902,400	3.375	12/15/2008
Union Pacific Corp.	United States	5,996,903	5,592,660	4.698	1/2/2024
Union Pacific Corp.	United States	10,764,000	10,206,489	4.875	1/15/2015
Union Pacific Corp.	United States	10,951,582	10,238,289	5.082	1/2/2029
Union Pacific Corp.	United States	22,886,000	22,467,713	5.375	5/1/2014
Union Pacific Corp.	United States	61,077,504	59,707,536	5.866	7/2/2030
Union Pacific Corp.	United States	16,595,502	16,910,520	6.061	1/17/2023
Union Pacific Corp.	United States	41,423,701	41,635,728	6.176	1/2/2031
Union Pacific Corp.	United States	12,337,000	12,896,619	6.500	4/15/2012
Union Pacific Corp.	United States	9,860,248	10,199,412	6.700	2/23/2019
Union Pacific Corp.	United States	7,290,304	7,776,318	6.850	1/2/2019
Union Pacific Corp.	United States	1,642,399	1,784,028	7.600	1/2/2020
Unum Group	United States	8,005,000	6,909,916	6.750	12/15/2028

Dodge Cox Income Fund (147)

Portfolio Holdings as of June 30, 2008

Asset Name	Country	Shares/Par Value	Market Value	Coupon Rate	Maturity Date
Unum Group	United States	21,150,000	20,993,680	6.850	11/15/2015
Unum Group	United States	11,640,000	10,163,664	7.190	2/1/2028
Unum Group	United States	25,730,000	23,547,087	7.250	3/15/2028
Unum Group	United States	11,496,000	11,937,515	7.625	3/1/2011
Wachovia Corp.	United States	154,790,000	143,654,253	3.050	4/23/2012
Wachovia Corp.	United States	166,000,000	163,389,650	4.690	5/1/2013
Wachovia Corp.	United States	84,060,000	76,613,545	5.750	2/1/2018
Wachovia Corp.	United States	80,000,000	74,699,280	6.000	11/15/2017
WellPoint, Inc.	United States	15,685,000	14,717,988	5.000	12/15/2014
WellPoint, Inc.	United States	121,540,000	114,235,081	5.250	1/15/2016
WellPoint, Inc.	United States	7,662,000	7,838,969	6.375	1/15/2012
Wells Fargo & Co.	United States	76,035,000	73,567,132	5.625	12/11/2017
Wyeth	United States	47,445,000	46,792,774	5.450	4/1/2017
Wyeth	United States	110,715,000	111,610,131	5.500	2/1/2014
Wyeth	United States	15,000,000	15,075,555	5.500	2/15/2016
Xerox Corp.	United States	39,865,000	39,350,741	6.350	5/15/2018
Xerox Corp.	United States	38,716,000	38,646,272	6.400	3/15/2016
Xerox Corp.	United States	46,321,000	46,682,906	6.750	2/1/2017
Xerox Corp.	United States	52,650,000	54,562,406	6.875	8/15/2011
Xerox Corp.	United States	77,900,000	80,454,341	7.125	6/15/2010
Xerox Corp.	United States	17,996,000	18,856,137	7.200	4/1/2016
Xerox Corp.	United States	17,375,000	17,885,304	9.750	1/15/2009
CASH EQUIVALENTS
Fixed Income Clearing Corporation Repurchase Agreement	United States	120,125,000	120,125,000	2.200	7/1/2008
SSgA Prime Money Market Fund	United States	15,602,668	15,602,668

Important Legal Information

•   Portfolio holdings are subject to change without notice and may not represent current or future portfolio composition. The portfolio data is “as of” the date indicated and we disclaim any responsibility to update the information.

•   Unlike the Fund’s regulatory filings, the portfolio data and its presentation in this document are not required to conform to Generally Accepted Accounting Principles (GAAP) and Securities and Exchange Commission (SEC) presentation requirements. Therefore, it differs from that provided in the complete portfolio of investments in the annual and semiannual report to shareholders filed with the SEC on Form N-CSR, and the complete portfolio of investments filed after the first and third quarter on Form N-Q.

•   The portfolio data is for information only. It does not constitute a recommendation or an offer for a particular security or fund, nor should it be taken as a solicitation or a recommendation to buy or sell securities or other investments.

•   Investors should carefully consider a Fund’s investment goals, risks, charges and expenses before investing. To obtain a prospectus, which contains this and other information, call us at 1-800-621-3979 or visit our website at dodgeandcox.com.

Please read the prospectus carefully before investing.

Copyright© 1998-2008. Dodge & Cox®. All rights reserved.

Dodge Cox International Stock Fund (1048)

Portfolio Holdings as of June 30, 2008

The following portfolio data for the Dodge & Cox International Stock Fund is made available to the public under our Policy Regarding Disclosure of Portfolio Holdings and is “as of” the date indicated.
Asset Name	Country	Shares/Par Value	Market Value	Coupon Rate	Maturity Date
COMMON STOCKS
Aderans Holdings Co., Ltd.	Japan	4,037,000	77,938,033
AEGON NV	Netherlands	32,177,180	426,214,319
Akzo Nobel NV	Netherlands	914,901	62,890,783
Alcatel-Lucent	France	73,000,000	443,648,822
American International Group, Inc.	United States	24,303,500	643,070,610
Anadolu Efes Biracilik ve Malt Sanayii AS	Turkey	30,764,582	266,490,618
Arkema	France	6,626,740	374,561,855
Bangkok Bank PCL Foreign	Thailand	27,977,000	100,410,947
BASF SE	Germany	7,150,800	493,351,181
Bayer AG	Germany	13,777,000	1,159,612,213
Bayerische Motoren Werke AG	Germany	6,391,900	307,447,067
Bezeq Israeli Telecommunication Corp., Ltd.	Israel	69,718,173	137,457,787
Brother Industries, Ltd.	Japan	23,006,100	316,107,736
Cemex SAB de CV ADR	Mexico	31,832,579	786,264,701
Chartered Semiconductor Manufacturing, Ltd.	Singapore	200,000,000	113,924,516
Cheung Kong Holdings, Ltd.	Hong Kong	17,400,000	234,536,535
Chugai Pharmaceutical Co., Ltd.	Japan	7,849,800	125,599,757
Cipla, Ltd.	India	27,042,198	131,989,810
Consorcio Ara SAB de CV	Mexico	113,420,000	104,697,753
Corporacion Geo SAB de CV, Series B	Mexico	47,605,400	159,298,596
Credit Suisse Group AG	Switzerland	20,405,000	936,806,324
Deutsche Post AG	Germany	18,050,000	471,752,773
Epcos AG	Germany	8,828,100	145,665,832
Fomento Economico Mexicano SAB de CV ADR	Mexico	2,183,373	99,365,305
Fujifilm Holdings Corp.	Japan	14,286,100	491,069,972
Fujitsu, Ltd.	Japan	38,698,000	287,178,264
GlaxoSmithKline PLC ADR	United Kingdom	25,771,600	1,139,620,152
Grupo Financiero Banorte SAB de CV	Mexico	54,228,000	255,021,090
Grupo Televisa SA ADR	Mexico	36,230,592	855,766,583
Haci Omer Sabanci Holding AS	Turkey	82,383,887	281,412,640
Hang Lung Group, Ltd.	Hong Kong	34,811,000	154,695,713
Hang Lung Properties, Ltd.	Hong Kong	18,214,000	58,398,795
Hirose Electric Co., Ltd.	Japan	652,300	65,484,937
Hitachi, Ltd.	Japan	146,318,000	1,055,512,436
Honda Motor Co., Ltd. ADR	Japan	25,221,300	858,280,839
HSBC Holdings PLC	United Kingdom	75,450,000	1,165,836,149
ICICI Bank, Ltd.	India	12,945,668	191,063,316
ICICI Bank, Ltd. ADR	India	4,000,000	115,040,000
Infineon Technologies AG	Germany	83,477,800	726,817,364
Kasikornbank PCL Foreign	Thailand	111,446,600	239,992,676
Koninklijke Philips Electronics NV	Netherlands	18,385,000	625,529,173
Kookmin Bank ADR	South Korea	8,378,100	490,202,631
KT Corp. ADR	South Korea	3,174,990	67,690,787
Kyocera Corp.	Japan	9,664,200	910,128,549
Lafarge SA	France	6,784,625	1,040,325,831
Lanxess AG	Germany	9,262,359	380,328,057
Liberty Global, Inc., Series A	United States	7,701,805	242,067,731
Liberty Global, Inc., Series C	United States	5,734,971	174,113,720
Matsushita Electric Industrial Co., Ltd.	Japan	46,947,072	1,012,466,873
Mediceo Paltac Holdings Co., Ltd.	Japan	20,959,700	385,697,168
Mitsubishi UFJ Financial Group	Japan	64,100,000	568,047,276
Mitsubishi UFJ Financial Group ADR	Japan	24,122,400	212,277,120
Motorola, Inc.	United States	57,770,000	424,031,800

Dodge Cox International Stock Fund (1048)

Portfolio Holdings as of June 30, 2008

Asset Name	Country	Shares/Par Value	Market Value	Coupon Rate	Maturity Date
Murata Manufacturing Co., Ltd.	Japan	3,951,000	186,043,226
Naspers, Ltd.	South Africa	36,061,893	787,558,583
News Corp., Class A	United States	53,544,892	805,315,176
Nexans SA	France	932,619	115,075,607
NGK Spark Plug Co., Ltd.	Japan	17,500,000	200,899,374
Nippon Yusen Kabushiki Kaisha	Japan	22,915,000	220,334,463
Nokia Oyj	Finland	35,492,500	865,599,858
Norsk Hydro ASA	Norway	9,412,300	137,492,170
Norsk Hydro ASA ADR	Norway	24,990,500	365,486,063
Nortel Networks Corp.	Canada	40,009,290	328,876,364
Novartis AG ADR	Switzerland	28,450,000	1,565,888,000
Qimonda AG ADR	Germany	22,470,300	53,479,314
Royal Bank of Scotland Group PLC	United Kingdom	315,571,363	1,351,426,822
Royal Dutch Shell PLC ADR	United Kingdom	13,418,400	1,096,417,464
Sanofi-Aventis	France	17,945,500	1,198,830,443
Schlumberger, Ltd.	United States	11,183,000	1,201,389,690
Schneider Electric SA	France	9,958,000	1,075,693,908
Seiko Epson Corp.	Japan	9,080,600	249,709,017
Shinhan Financial Group Co., Ltd. ADR	South Korea	3,878,664	347,567,081
Shinsei Bank, Ltd.	Japan	74,153,000	254,194,962
Siam Cement PCL Foreign	Thailand	9,203,100	54,775,442
Siam Cement PCL NVDR	Thailand	19,415,600	112,074,497
Sony Corp.	Japan	21,837,600	954,244,611
Standard Bank Group, Ltd.	South Africa	62,434,997	608,402,333
Standard Chartered PLC	United Kingdom	21,505,000	612,536,501
StatoilHydro ASA ADR	Norway	15,709,989	587,239,389
Swiss Life Holding	Switzerland	1,595,000	426,249,327
Swiss Reinsurance Co.	Switzerland	9,865,795	657,204,591
Telefonica SA ADR	Spain	8,032,400	639,218,392
Telekomunik Indonesia ADR	Indonesia	7,449,547	240,247,890
Television Broadcasts, Ltd.	Hong Kong	14,848,000	85,691,750
Tenaga Nasional BHD	Malaysia	807,700	2,014,615
Tesco PLC	United Kingdom	86,114,379	633,448,731
The Bank of Yokohama, Ltd.	Japan	83,015,000	573,838,207
Thomson	France	25,015,792	130,761,986
Tiger Brands, Ltd.	South Africa	7,972,043	143,557,862
TNT NV	Netherlands	14,645,249	500,824,711
Tokio Marine Holdings, Inc.	Japan	20,267,100	790,184,998
Total SA	France	12,222,000	1,042,967,399
Toto, Ltd.	Japan	37,052,000	261,005,754
Unicredit SPA	Italy	176,600,800	1,080,916,724
Volvo AB	Sweden	44,608,000	548,114,472
Wienerberger AG	Austria	6,164,876	258,866,903
Yamaha Motor Co., Ltd.	Japan	23,480,000	439,372,416
Yapi ve Kredi Bankasi AS	Turkey	111,200,000	203,553,158
PREFERRED STOCKS
Net Servicos de Comunicacao SA ADR	Brazil	6,585,600	82,912,704
Petroleo Brasileiro SA ADR	Brazil	10,506,800	608,869,060
Sadia SA ADR	Brazil	16,466,401	351,392,997
Ultrapar Participacoes SA ADR	Brazil	4,519,785	171,887,424
CASH EQUIVALENTS
Fixed Income Clearing Corporation Repurchase Agreement	United States	864,503,000	864,503,000	2.2	7/1/2008
SSgA Prime Money Market Fund	United States	49,436,960	49,436,960
WellPoint, Inc. Commercial Paper	United States	154,900,000	154,900,000	2.8	7/1/2008

FORWARD CURRENCY CONTRACTS TO SELL		USD Value
475,000,000 British Pound Sterling	Great Britain	940,634,632	(11,477,382)
3,430,000,000 European Monetary Units	European Union	5,387,786,891	(28,990,567)

Dodge Cox International Stock Fund (1048)

Portfolio Holdings as of June 30, 2008

Asset Name	Country	Shares/Par Value	Market Value	Coupon Rate	Maturity Date

Important Legal Information

•   Portfolio holdings are subject to change without notice and may not represent current or future portfolio composition. The portfolio data is “as of” the date indicated and we disclaim any responsibility to update the information.

•   Unlike the Fund’s regulatory filings, the portfolio data and its presentation in this document are not required to conform to Generally Accepted Accounting Principles (GAAP) and Securities and Exchange Commission (SEC) presentation requirements. Therefore, it differs from that provided in the complete portfolio of investments in the annual and semiannual report to shareholders filed with the SEC on Form N-CSR, and the complete portfolio of investments filed after the first and third quarter on Form N-Q.

•   The portfolio data is for information only. It does not constitute a recommendation or an offer for a particular security or fund, nor should it be taken as a solicitation or a recommendation to buy or sell securities or other investments.

•   Investors should carefully consider a Fund’s investment goals, risks, charges and expenses before investing. To obtain a prospectus, which contains this and other information, call us at 1-800-621-3979 or visit our website at dodgeandcox.com.

Please read the prospectus carefully before investing.

Copyright© 1998-2008. Dodge & Cox®. All rights reserved.

Dodge Cox Global Stock Fund (1049)

Portfolio Holdings as of June 30, 2008

The following portfolio data for the Dodge & Cox International Stock Fund is made available to the public under our Policy Regarding Disclosure of Portfolio Holdings and is “as of” the date indicated.
Asset Name	Country	Shares/Par Value	Market Value	Coupon Rate	Maturity Date
COMMON STOCKS
AEGON NV	Netherlands	260,400	3,449,221
Alcatel-Lucent	France	501,000	3,044,768
American International Group, Inc.	United States	445,200	11,779,992
Amgen, Inc.	United States	139,100	6,559,956
Anadolu Efes Biracilik ve Malt Sanayii AS	Turkey	717,200	6,212,568
Arkema	France	42,916	2,425,732
Baker Hughes, Inc.	United States	36,600	3,196,644
BASF SE	Germany	21,100	1,455,741
Bayer AG	Germany	38,100	3,206,883
Bayerische Motoren Werke AG	Germany	39,200	1,885,500
Capital One Financial Corp.	United States	159,100	6,047,391
Cemex SAB de CV ADR	Mexico	166,578	4,114,477
Chevron Corp.	United States	32,300	3,201,899
Citigroup, Inc.	United States	175,800	2,946,408
Comcast Corp., Class A	United States	375,100	7,115,647
Computer Sciences Corp.	United States	64,400	3,016,496
Compuware Corp.	United States	136,400	1,301,256
Covidien, Ltd.	United States	50,200	2,404,078
Credit Suisse Group AG	Switzerland	173,600	7,970,085
Domtar Corp.	United States	469,200	2,557,140
Dow Chemical Co.	United States	119,500	4,171,745
EBay, Inc.	United States	108,000	2,951,640
Fannie Mae	United States	307,900	6,007,129
FedEx Corp.	United States	37,900	2,986,141
Fomento Economico Mexicano SAB de CV ADR	Mexico	38,800	1,765,788
Ford Motor Co.	United States	437,318	2,103,499
General Electric Co.	United States	91,400	2,439,466
General Motors Corp.	United States	330,300	3,798,450
GlaxoSmithKline PLC ADR	United Kingdom	137,800	6,093,516
Grupo Televisa SA ADR	Mexico	158,800	3,750,856
Haci Omer Sabanci Holding AS	Turkey	469,600	1,604,092
Hewlett-Packard Co.	United States	194,400	8,594,424
Honda Motor Co., Ltd. ADR	Japan	119,200	4,056,376
HSBC Holdings PLC	United Kingdom	261,600	4,042,184
ICICI Bank, Ltd. ADR	India	58,700	1,688,212
Infineon Technologies AG	Germany	278,000	2,420,466
Koninklijke Philips Electronics NV	Netherlands	91,700	3,119,991
Kyocera Corp.	Japan	27,500	2,589,820
Lafarge SA	France	21,800	3,342,720
Legg Mason, Inc.	United States	46,400	2,021,648
Macy’s, Inc.	United States	77,700	1,508,934
Matsushita Electric Industrial Co., Ltd.	Japan	168,000	3,623,110
Maxim Integrated Products, Inc.	United States	53,100	1,123,065
Motorola, Inc.	United States	846,600	6,214,044
Naspers, Ltd.	South Africa	285,400	6,232,874
News Corp., Class A	United States	316,400	4,758,656
Nokia Oyj	Finland	252,100	6,148,277
Norsk Hydro ASA	Norway	206,100	3,010,649
Nortel Networks Corp.	Canada	176,700	1,452,474
Novartis AG ADR	Switzerland	152,600	8,399,104
Royal Bank of Scotland Group PLC	United Kingdom	2,207,936	9,455,433
Royal Dutch Shell PLC ADR	United Kingdom	76,300	6,234,473
Sanofi-Aventis	France	99,700	6,660,355

Dodge Cox Global Stock Fund (1049)

Portfolio Holdings as of June 30, 2008

Asset Name	Country	Shares/Par Value	Market Value	Coupon Rate	Maturity Date
Schlumberger, Ltd.	United States	30,700	3,298,101
Schneider Electric SA	France	42,900	4,634,190
Shinhan Financial Group Co., Ltd. ADR	South Korea	42,900	3,844,269
Shinsei Bank, Ltd.	Japan	437,000	1,498,027
Siam Cement PCL NVDR	Thailand	254,200	1,467,343
SLM Corp.	United States	15,100	292,185
Sony Corp.	Japan	193,000	8,433,583
Sprint Nextel Corp.	United States	389,900	3,704,050
Standard Bank Group, Ltd.	South Africa	415,500	4,048,870
Swiss Reinsurance Co.	Switzerland	94,700	6,308,389
Telefonica SA ADR	Spain	43,800	3,485,604
Telekomunik Indonesia ADR	Indonesia	74,412	2,399,787
Tesco PLC	United Kingdom	434,200	3,193,932
Time Warner, Inc.	United States	402,600	5,958,480
Tokio Marine Holdings, Inc.	Japan	57,800	2,253,539
Total SA	France	38,000	3,242,739
Tyco International, Ltd.	United States	74,800	2,994,992
Unicredit SPA	Italy	1,225,100	7,498,443
UnitedHealth Group, Inc.	United States	30,000	787,500
Wachovia Corp.	United States	769,500	11,950,335
Wal-Mart Stores, Inc.	United States	48,100	2,703,220
WellPoint, Inc.	United States	140,000	6,672,400
Wienerberger AG	Austria	79,800	3,350,851
Wyeth	United States	100,600	4,824,776
Xerox Corp.	United States	102,900	1,395,324
PREFERRED STOCKS
Petroleo Brasileiro SA ADR	Brazil	27,100	1,570,445
CASH EQUIVALENTS
Fixed Income Clearing Corporation Repurchase Agreement	United States	23,043,000	23,043,000	2.2	7/1/2008
SSgA Prime Money Market Fund	United States	325,192	325,192

FORWARD CURRENCY CONTRACTS TO SELL		USD Value
10,500,000 European Monetary Units	European Union	16,483,373	(301,018)

Important Legal Information

•   Portfolio holdings are subject to change without notice and may not represent current or future portfolio composition. The portfolio data is “as of” the date indicated and we disclaim any responsibility to update the information.

•   Unlike the Fund’s regulatory filings, the portfolio data and its presentation in this document are not required to conform to Generally Accepted Accounting Principles (GAAP) and Securities and Exchange Commission (SEC) presentation requirements. Therefore, it differs from that provided in the complete portfolio of investments in the annual and semiannual report to shareholders filed with the SEC on Form N-CSR, and the complete portfolio of investments filed after the first and third quarter on Form N-Q.

•   The portfolio data is for information only. It does not constitute a recommendation or an offer for a particular security or fund, nor should it be taken as a solicitation or a recommendation to buy or sell securities or other investments.

•   Investors should carefully consider a Fund’s investment goals, risks, charges and expenses before investing. To obtain a prospectus, which contains this and other information, call us at 1-800-621-3979 or visit our website at dodgeandcox.com.

Please read the prospectus carefully before investing.

Copyright© 1998-2008. Dodge & Cox®. All rights reserved.